                                                                  Exhibit 2.2(a)

                          MEMBERSHIP PURCHASE AGREEMENT


                                 BY AND BETWEEN


                           ACEC HOLDING COMPANY, LLC,
                                    AS SELLER


                                       AND


                          CHARTER COMMUNICATIONS, INC.,
                                    AS BUYER


                           DATED AS OF JANUARY 1, 1999

                               TABLE OF CONTENTS


                                   ARTICLE I
                                  DEFINITIONS

Sections 1.1 - 1.89:  Definitions ..........................................     1 - x

                                   ARTICLE II
                  PURCHASE AND SALE OF ACEC MEMBERSHIP INTEREST

Section 2.1:  Purchase and Sale of ACEC Membership Interest ................     x
        2.2:  Instruments of Transfer ......................................

                                 ARTICLE III
                                PURCHASE PRICE

Section 3.1:  Purchase Price; Payment; Allocation
        3.2:  Deposit in Escrow ............................................
        3.3:  Adjustments and Prorations ...................................
        3.4:  Indemnity Escrow .............................................

                                  ARTICLE IV
                                   CLOSING

Section 4.1:  Closing Date .................................................
        4.2:  Right to Specific Performance ................................

                                  ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1:  Valid Existence of Seller ....................................
        5.2:  Seller's Interest in ACEC ....................................
        5.3:  ACEC's Valid Existence and Qualification .....................
        5.4:  Business of ACEC .............................................
        5.5:  Authorization; Enforceability ................................
        5.6:  Required Consents; Effect of Agreement; No Breach ............
        5.7:  Financial Statements .........................................
        5.8:  Undisclosed Liabilities ......................................
        5.9:  Tax Matters ..................................................
        5.10: Franchises and Necessary Contracts ...........................

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
        5.11: No Other Agreements ..........................................
        5.12: Systems' Capacity, Subscribers and Rates .....................
        5.13: Pole Attachment Agreements ...................................
        5.14: Employees ....................................................
        5.15: Absence of Certain Developments ..............................
        5.16: Real Property ................................................
        5.17: Title to Assets; Personal Property ...........................
        5.18: Intangible Property ..........................................
        5.19: Necessary Property ...........................................
        5.20: Compliance with Laws .........................................
        5.21: Litigation and Legal Proceedings .............................
        5.22: Brokers' Fees ................................................
        5.23: Pensions and Other Deferred Compsensation; Benefits ..........
        5.24: Insurance, Surety Bonds, Damages .............................
        5.25: Environmental Laws ...........................................
        5.26: No Other Commitment to Sell ..................................
        5.27: Disclosure ...................................................
        5.28: Affiliate Agreements to be Terminated prior to or upon .......
              Closing

                                  ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF BUYER

Section 6.1:  Organization ................................................
        6.2:  Authorization; Enforceability
        6.3:  No Default ..................................................
        6.4:  Litigation ..................................................
        6.5:  Finders' and Brokers' Fees
        6.6:  Disclosure ..................................................

                                 ARTICLE VII
                 CONDUCT OF BUSINESS OF ACEC PRIOR TO CLOSING

Section 7.1:  Restrictions on Operations Prior to Closing Date ............
        7.2:  Payment of Obligations ......................................
        7.3:  Inventory ...................................................
        7.4:  Compliance with Franchises ..................................
        7.5:  Victorville Rebuild .........................................

                                 ARTICLE VIII
                            INVESTIGATION BY BUYER

Section 8.1:  Access to Records.............................................
        8.2:  Publicity.....................................................

                                  ARTICLE XI
                              FURTHER COVENANTS

Section 9.1:  Delivery of Documents to Buyer................................
        9.2:  Transfer of Franchises and Necessary Contracts Prior to
              Closing ......................................................
        9.3:  Further Assurances............................................
        9.4:  Environmental Reports.........................................
        9.5:  HSR Notification..............................................
        9.6:  Diligent, Good Faith Efforts..................................
        9.7:  No Solicitation...............................................
        9.8:  Closing Notice................................................

                                  ARTICLE X
            CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ALL PARTIES

Section 10.1:  Orders Prohibiting Consummation of Transactions..............
        10.2:  HSR Act......................................................
        10.3:  Subscribers..................................................

                                  ARTICLE XI
                 CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

Section 11.1:  Compliance with Agreement....................................
        11.2:  Correctness of Representations and Warranties................
        11.3:  No Adverse Change in Business or Properties..................
        11.4:  Termination of Affiliate Agreements..........................
        11.5:  Certificate of Officer.......................................
        11.6:  Rancho Cucamonga Franchise...................................
        11.7:  Pole Attachments.............................................
        11.8:  Opinion of Counsel...........................................
        11.10:  Opinion of FCC Counsel......................................
        11.10: Noncompete Agreement.........................................
        11.11: Consents.....................................................

                                 ARTICLE XII
                 CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

Section 12.1:  Correctness of Representations and Warranties................

        12.2:  Compliance with Agreement....................................
        12.3:  Certificate of Officer.......................................
        12.4:  Proceedings and Documents....................................
        12.5:  Opinion of Counsel...........................................

                                 ARTICLE XIII
                     EXPENSES OF NEGOTIATION AND TRANSFER

Section 13.1:  Expenses.....................................................

                                 ARTICLE XIV
               RIGHTS TO TERMINATE; BREACH; LIQUIDATED DAMAGES

Section 14.1:  Termination..................................................

                                  ARTICLE XV
                               INDEMNIFICATION

Section 15.1:  Indemnification by Seller....................................
        15.2:  Indemnification by Buyer.....................................
        15.3:  Notice and Right to Defend Third Party Claims................

                                 ARTICLE XVI
                               CASUALTY OR LOSS

Section 16.1:  Repairs or Replacement of Assets.............................
        16.2:  Risk of Loss.................................................

                                 ARTICLE XVII
                                MISCELLANEOUS

Section 17.1:  Assignment...................................................
        17.2:  Successors...................................................
        17.3:  Entire Agreement.............................................
        17.4:  Third Parties................................................
        17.5:  Amendments in Writing........................................
        17.6:  Arbitration..................................................
        17.7:  Governing Law Enforcement....................................
        17.8:  Interpretation...............................................
        17.9:  Notices......................................................
        17.10:Severability..................................................

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
        17.11:Counterparts..................................................

                                    EXHIBITS

            Exhibit     Title
            -------     -----
             2.2        Assignment of ACEC Membership Interest
             3.2        Deposit Escrow Agreement
             3.4        Closing Escrow Agreement
            11.7        Legal Opinion of Seller's Counsel
            11.10       Legal Opinion of Seller's FCC Counsel
            11.11       Members' Indemnity
            11.12       Required Consent
            12.5        Legal Opinion of Buyer's Counsel


                                    SCHEDULES

            Schedule    Title
            --------    -----
            1.1(A)      Systems and Service Areas
            1.9         Tangible Assets
            1.35        Excluded Assets
            1.55        Slow Pay Bulk Accounts
            1.87        Victorville Upgrade
            5.6         Required Consents
            5.9         Unpaid Taxes
            5.10(A)     Franchises
            5.10(B)     Necessary Contracts
            5.10(C)     Defaults; Pending Modifications; Commitments
            5.12        System Characteristics, Subscribers and Rates
            5.13        Pole Attachments
            5.14        Labor Discussions; Employees
            5.15        Absence of Certain Developments
            5.16        Real Estate Owned by ACEC; Permitted Encumbrances
            5.18        Intangible Property
            5.21        Litigation and Administrative Proceedings
            5.23        Employee Benefit Plans
            5.24        Insurance Policies and Surety Bonds
            5.25        Environmental Laws; Environmental Permits
            5.26        Sale Commitments
            5.28        Affiliate Agreements

      THIS MEMBERSHIP PURCHASE AGREEMENT is made and entered into as of January 1, 1999 by and between ACEC HOLDING COMPANY, LLC, a Delaware limited liability company ("Seller"), and CHARTER COMMUNICATIONS, INC., a Delaware corporation ("Buyer").

      WHEREAS, Seller is the sole member of, and owns and holds all right, title and interest in and to the sole membership interest in, American Cable Entertainment Company, LLC, a Delaware limited liability company ("ACEC");

      WHEREAS, ACEC owns and operates cable television systems serving subscribers in the City of Hesperia, the City of Rancho Cucamonga, the City of San Bernardino, the City of Victorville, the City of Yucaipa, unincorporated areas of the County of San Bernardino (including the unincorporated areas of Angelus Oaks, Forrest Falls and Spring Valley Lake), and the Town of Apple Valley, all in the State of California; and

      WHEREAS, in reliance upon the representations and warranties of Buyer set forth herein, Seller desires to sell to Buyer, and in reliance upon the representations and warranties of Seller set forth herein, Buyer desires to purchase from Seller, all right, title and interest in and to the sole membership interest in ACEC;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

      As used in this Agreement, the following terms shall have the following meanings:

      1.1 "1992 Act" means the Cable Television Consumer Protection and Competition Act of 1992.

      1.2 "1998 Credit Agreement" means that certain Amended and Restated Credit Agreement dated as of September 30, 1998 between ACEC and the respective lenders named therein.

      1.3 "ACEC" means American Cable Entertainment Company, LLC, a Delaware limited liability company doing business as American Cable Entertainment in the City of Rancho Cucamonga and the other areas served by the Angelus Oaks System, the Rancho System and the Yucaipa System and as Hi-Desert Cablevision in the City of Victorville, California and the other areas served by the Victorville System.

      1.4 "ACEC Membership Interest" or "Membership Interest" means ACEC's sole issued and outstanding membership interest.

      1.5 "Additional Financial Statements" means (i) as to monthly statements, ACEC's unaudited Statement of Operations for each monthly period after the period ended September 30, 1998, and (ii) as to quarterly statements, ACEC's unaudited Balance Sheet and related Statements of Operations and Statements of Changes in Financial Position for each quarterly period after the period ended September 30, 1998.

      1.6 "Affiliate" has the meaning prescribed by Rule 12-b-2 of the regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended, and in the case of Buyer, Affiliate shall include any Person in which Paul G. Allen has an equity interest valued in excess of $100,000,000.

      1.7 "Affiliate Agreements" has the meaning set forth in Section 5.28.

      1.8 "Angelus Oaks System" has the meaning set forth in Schedule 1.1(A).

      1.9 "Assets" means all of ACEC's assets (including, without limitation, those listed in Schedules 1.9, 5.10(A), 5.10(B), 5.16 and 5.18), whether tangible or intangible, other than the Excluded Assets.

      1.10 "Assignment" has the meaning set forth in Section 2.2.

      1.11 "Basic Subscriber Equivalents" or "BSE's" means equivalent bona fide Non-Delinquent CATV subscribers served by commercial establishments and multi-dwelling units (e.g., bars, taverns, apartment buildings, dormitories, hospitals, etc.) that are billed on a bulk or otherwise discounted basis for basic (or expanded basic) service which have paid in full the charges for at least one month of service, none of which is pending disconnection for any reason, the number of which BSE's shall be deemed to be equal to the quotient that is derived from dividing: (a) the gross basic (or, if applicable, expanded basic) billings to all such commercial establishments and multi-dwelling units that are billed on a bulk or otherwise discounted basis for basic (or expanded basic) service (but excluding billings from a la carte tiers or premium services, installation or other non-recurring charges, converter rental, any fees or charges for any outlet or connection other than the first outlet or connection, and pass-through charges for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like) attributable to such commercial establishment or multi-dwelling unit during the most recent Monthly Billing Period ended prior to the date of calculation (but excluding billings in excess of a single Monthly Billing Period's charge) by (b) the rate charged by the respective System to individual homes at the date of determination for basic service (or, if the respective commercial establishment or multi-dwelling unit also takes expanded basic service, then by the rate charged by that System to individual homes at the date of determination for basic and expanded basic service), exclusive of any charges for the additional services, franchise fees, taxes, etc. which are excluded from the calculation of gross basic (or, if applicable, expanded basic) billings set forth in clause (a) above, such rate to be not less than the respective System's standard rate for such service.

      1.12 "Basic Subscribers" means (i) all bona fide Non-Delinquent CATV subscribers (i.e., the first connections) that have paid in full, on a nondiscounted basis, for at least one Monthly Billing Period of the respective basic (or expanded basic, as the case may be) services ordered by the respective subscriber, and to whom the respective System is rendering its basic (or expanded basic, as the case may be) CATV service (whether or not in conjunction with any tiered or premium services, and whether or not any such tiered or premium services have been discounted, provided that any such discount shall be in accordance with the respective System's past practices in the ordinary course of business) at that System's then applicable monthly rate therefor, none of which subscribers is pending disconnection for any reason, plus (ii) all BSE's; provided, that solely for purposes of calculating the number of Basic Subscribers, those residential subscribers in the City of Victorville who are paying the discounted monthly expanded basic service rate then being billed to, and who qualify as, those "grandfathered" subscribers who funded the initial construction of the Victorville System shall be deemed to be Basic Subscribers.

      1.13 "Basket" has the meaning set forth in Section 15.1(b)(iii).

      1.14 "BSE's" means Basic Subscriber Equivalents.

      1.15 "Business" means the CATV business conducted by ACEC on the date of this Agreement through the Systems in and around the Service Areas.

      1.16 "Buyer" means Charter Communications, Inc., a Delaware corporation.

      1.17 "Cable Act" means the Cable Communications Policy Act of 1984, as amended and supplemented by the 1992 Act and the Telecommunications Act of 1996.

      1.18  "CARS" means CATV relay service.

      1.19  "CATV" means cable television.

      1.20  "Closing" has the meaning set forth in Section 4.1.

      1.21  "Closing Date" has the meaning set forth in Section 4.1.

      1.22 "Closing Escrow Agreement" means an indemnification escrow agreement substantially in the form of Exhibit 3.4.

      1.23 "Closing Date Subscriber Total" means the total number of Basic Subscribers on the Closing Date.

      1.24 "Completed Plant" has the meaning set forth in Schedule 1.87, which Schedule defines the Victorville Upgrade and the Victorville Upgrade Completion Cost.

      1.25 "Debt Certificate" means the certificate to be delivered by Buyer to Seller not less than 10 days prior to the Closing Date pursuant to Section 3.3(c).

      1.26 "DeMinimus Agreements" means ACEC's written or oral subscriber agreements with subscribers entered into in the ordinary course of business for the provision of CATV service at the standard rates (or, solely with respect to the Victorville System's "grandfathered" subscribers referred to in Section 1.12, at the discounted rates) charged by the respective System for such service and those contracts, leases, assignments, licenses, commitments and other agreements that involve payments of less than $25,000 individually over the life thereof and less than $100,000 in the aggregate for all such agreements, etc. over the life thereof and do not impose (individually or collectively) any material non-monetary obligations.

      1.27 "Deposit" means the sum of Seven Million Two Hundred Thousand Dollars ($7,200,000) deposited into escrow by Buyer with the Escrow Agent pursuant to
Section 3.2(a).

      1.28 "Deposit Escrow Agreement" means a deposit escrow agreement substantially in the form of Exhibit 3.2.

      1.29 "Effective Time" means 11:59 p.m. of the day prior to the Closing
Date.

      1.30 "Encumbrances" means, collectively, all liens, mortgages, security interests and other encumbrances of any kind, character or description, whether accrued, absolute, contingent or otherwise (and whether or not reflected or reserved against in the balance sheets, books of account and records of ACEC).

      1.31 "Environmental Law" means any applicable federal, state, or local law, statute, standard, ordinance, rule, regulation, code, license, permit, authorization, approval, and any consent order, administrative or judicial order, judgment, decree, injunction, or settlement agreement between ACEC and a governmental entity relating to the protection, preservation or restoration of the environment (including, without limitation, air, water, land, plant and animal life or any other natural resource).

      1.32 "Environmental Permit" means any permit, license, approval, consent or other authorization required by any applicable Environmental Law.

      1.33  "Escrow Agent" means Societe Generale, New York Branch.

      1.34  "Event of Loss" has the meaning set forth in Section 16.1.

      1.35  "Excluded Assets" has the meaning set forth in Schedule 1.35.

      1.36  "FAA" means the Federal Aviation Authority.

      1.37  "FCC" means the Federal Communications Commission.

      1.38 "Final Closing Certificate" means the certificate to be delivered by Buyer to Seller within ninety (90) days after the Closing Date pursuant to
Section 3.3(f).

      1.39 "Financial Statements" has the meaning set forth in Section 5.7.

      1.40 "Franchise" means, with respect to any System, the respective franchise (or, in lieu thereof, the respective license, consent, permit, approval or authorization) entered into, issued or otherwise granted by any state or local (e.g., city, county, parish, town or village) franchising authority, for the construction, installation and operation of the respective System within the respective Service Area (or portion thereof) designated therein.

      1.41 "GAAP" means generally accepted accounting principles consistently applied.

      1.42 "Hazardous Substance" means any substance or material listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity; Hazardous Substance includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam installation, lead and polychlorinated biphenyl classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated under any Environmental Law.

      1.43 "Homes Passed" means all single family homes and all residential units in multi-dwelling units (e.g., apartment buildings, dormitories), provided that as of the date of determination any such home or unit is capable of being serviced by any System without further trunk or feeder line construction, and all commercial or institutional real property improvements (e.g., bars, taverns, hospitals, hotels, motels), provided that as of the date of determination any such improvement subscribes (directly or indirectly) to any System's CATV services.

      1.44 "HSR Act" has the meaning set forth in Section 9.5.

      1.45 "Improvements" means all buildings, structures, CATV towers and fixtures, and other improvements now or hereafter attached to the Real Estate, and all modifications, additions, restorations or replacements of the whole or any part thereof.

      1.46 "Indemnifiable Damages" means any and all liabilities in respect of suits, proceedings, demands, judgments, damages, expenses and costs (including, without limitation, reasonable counsel fees and costs and expenses) incurred in the investigation, defense or settlement of any claims covered by the indemnification set forth in this Agreement.

      1.47  "Indemnitee" has the meaning set forth in Section 15.3.

      1.48  "Indemnitor" has the meaning set forth in Section 15.3.

      1.49 "Indemnity Fund" means the sum of Ten Million dollars ($10,000,000) of the Purchase Price deposited at Closing with the Escrow Agent pursuant to the Closing Escrow Agreement.

      1.50 "Knowledge" or "knowledge" means, as to Seller, the actual knowledge of any of Seller's executive officers, and as to ACEC, the actual knowledge of any of ACEC's executive officers or general manager.

      1.51 "Legal Proceedings" has the meaning set forth in Section 5.21.

      1.52 "Membership Interest" means the ACEC Membership Interest.

      1.53 "Monthly Billing Period" means the respective monthly period (whether such period is a calendar month or, as in the case of any System that engages in cycle billing, any other monthly period) to which any System-generated subscriber bill for CATV services relates.

      1.54 "Necessary Contract" means any agreement to which ACEC is a party, or by which any of the Assets is bound, and which is reasonably necessary for ACEC's (i) use of any tower, office or headend site, (ii) pole attachments,
(iii) rights-of-way, (iv) service to any residential development or any commercial or residential dwelling unit, (v) material licenses and easements, or
(vi) operation of the Business and the Systems; provided, that the term "Necessary Contract" shall be deemed to exclude all Franchises and DeMinimus Agreements.

      1.55 "Non-Delinquent" means a subscriber who does not have a past due balance of more than two Monthly Billing Periods (except as otherwise set forth on Schedule 1.55 with respect to those certain bulk accounts, if any, itemized thereon) from the first day of the initial Monthly Billing Period to which a bill relates, except for past due amounts representing late charges and other minimal ancillary charges totaling $5.00 or less.

      1.56  "NTSC" means National Television System Committee.

      1.57 "Operating Agreement" means that certain Limited Liability Company Agreement of ACEC dated as of April, 1998.

      1.58 "Outside Date" has the meaning set forth in Section 4.1.

      1.59 "Permitted Encumbrances" means (a) any Encumbrances set forth in
Schedule 5.16; (b) any liens for current taxes, assessments or governmental charges not yet due and payable; (c) any non-monetary Encumbrances that do not, in any material respect, individually or in the aggregate, affect or impair ACEC's use of the affected Asset in the ordinary course of ACEC's business as presently conducted; and (d) any materialmen's, mechanics', carriers', workmen's, warehousemen's, repairmen's or other like liens arising in the ordinary course of business (or deposits to obtain the release thereof).

      1.60 "Person" or "person" means an individual, corporation, limited liability company, partnership, sole proprietorship, association, joint venture, joint stock company, trust, incorporated organization, or governmental agency or other entity.

      1.61 "Phase I Property" means each parcel of Real Estate referred to in
Section 9.4 for which Seller is to deliver a Phase I environmental report.

      1.62 "Pledge Agreement" means that certain Amended and Restated Pledge Agreement dated as of September 30, 1998 between Seller, as pledgor, and Societe Generale, as pledgee and administrative agent thereunder.

      1.63 "Pre-Closing Certificate" means the certificate to be delivered by Seller to Buyer not less than 10 days prior to the Closing pursuant to Section 3.3(a).

      1.64 "Premium Subscriber" means a Basic Subscriber who subscribes to and has been (or is to be) charged for any optional single or multiple premium channel service for which there is a specified charge.

      1.65 "Purchase Price" means Two Hundred Forty Million dollars ($240,000,000), as adjusted pursuant to Section 3.3.

      1.66 "Rancho System" has the meaning set forth in Schedule 1.1(A).

      1.67 "Real Estate" means, collectively, each parcel of real property owned by ACEC at the date hereof as described in Schedule 5.16.

      1.68 "Required Consents" means those approvals and consents listed on
Schedule 5.6.

      1.69 "Remaining Mileage Number" has the meaning set forth in Schedule 1.87, which Schedule defines the Victorville Upgrade and the Victorville Upgrade Completion Cost.

      1.70 "Security Agreement" means that certain Amended and Restated Security Agreement dated as of September 30, 1998 among ACEC and Societe Generale, as administrative agent for the lenders under the 1998 Credit Agreement.

      1.71 "Seller" means ACEC Holding Company, LLC, a Delaware limited liability company.

      1.72 "Service Areas" has the meaning set forth in Schedule 1.1(A).

      1.73 "Signals" means the transmissions (whether television, satellite, radio or otherwise) of video programming or other information that any System transmits to its respective subscribers.

      1.74 "Signature Date" means the date (or the later of the two dates) on which Buyer and Seller actually execute this Agreement, as such date(s) is (are) set forth below Buyer's and Seller's signatures on the signature page hereof; provided that, as used in this Agreement, the words "the date of this Agreement", "the date hereof" and words to similar effect shall mean "as of January 1, 1999" and not the Signature Date.

      1.75 "Subscriber Certificate" means the certificate to be delivered by Seller to Buyer not less than 10 days prior to the Closing pursuant to Section 3.3(b).

      1.76 "System" means all of the assets, property and business constituting any CATV system of ACEC, each of which CATV systems (namely, the Angelus Oaks System, the Rancho System, the Victorville System and the Yucaipa System) together with the respective Service Area served thereby is described in
Schedule 1.1(A).

      1.77 "Tax" or "Taxes" means any taxes, imposts, duties, fees, levies, withholdings or other like assessments or charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties and additions to tax attributable thereto.

      1.78 "Tax Code" means the Internal Revenue Code of 1986, as amended, and the U.S. Treasury regulations promulgated thereunder.

      1.79 "Tax Return" means any tax return (including any estimated tax return), report, election, information return, declaration, statement or other filing (including any amendments thereto) required to be filed with any relevant taxing authority.

      1.80 "Third Party" means any Person other than Buyer or Seller or any Affiliate of Buyer.

      1.81 "Title Asset Representation" means any representation or warranty of Seller as to ACEC's legal title to any Asset.

      1.82 "Title Interest Representation" means any representation or warranty of Seller as to (i) Seller's legal title to the ACEC Membership Interest or (ii) Seller's legal and valid sale, assignment and transfer to Buyer of all right, title and interest in and to the ACEC Membership Interest.

      1.83 "Total Purchase Consideration" means the sum of (i) the Purchase Price and (ii) the aggregate amount of ACEC's liabilities at and upon the Closing.

      1.84 "Transfer Taxes" means all sales, use, transfer, stamp, value added, motor vehicle transfer or registration, documentary, registration, recording, excise, real estate transfer and similar Taxes, if any, payable in connection with Seller's sale, assignment and transfer of the ACEC Membership Interest to Buyer.

      1.85 "Upgrade Test" has the meaning set forth in Schedule 1.87, which Schedule defines the Victorville Upgrade and the Victorville Upgrade Completion Cost.

      1.86 "Victorville System" has the meaning set forth in Schedule 1.1(A).

      1.87 "Victorville Upgrade" has the meaning set forth in Schedule 1.87.

      1.88 "Victorville Upgrade Completion Cost" has the meaning set forth in
Schedule 1.87.

      1.89 "Yucaipa System" has the meaning set forth in Schedule 1.1(A).

The plural of any term defined in the singular, and the singular of any term defined in the plural, shall have a meaning correlative to such defined term.


                                   ARTICLE II
                  PURCHASE AND SALE OF ACEC MEMBERSHIP INTEREST

      2.1 Purchase and Sale of ACEC Membership Interest.

      Seller shall sell, transfer and deliver to Buyer on the Closing Date, and Buyer shall purchase from Seller on the Closing Date, all on the terms and conditions hereinafter set forth, the ACEC Membership Interest.

      2.2   Instruments of Transfer.

      At the Closing, Seller will deliver to Buyer an assignment in substantially the form of Exhibit 2.2 (the "Assignment"), duly executed by Seller, selling, assigning and transferring to Buyer all right, title and interest in and to the ACEC Membership Interest. At any time and from time to time after the Closing Date, on Buyer's reasonable request, Seller will execute, acknowledge and deliver such further instruments of sale, assignment and transfer, and take such further actions, as may be reasonably required in conformity with this Agreement for the adequate sale, assignment and transfer of the Membership Interest to Buyer.


                                   ARTICLE III
                                 PURCHASE PRICE

      3.1   Purchase Price; Payment; Allocation.

      The purchase price for the sale of the ACEC Membership Interest under this Agreement shall be Two Hundred Forty Million Dollars ($240,000,000), as adjusted pursuant to Section 3.3 (the "Purchase Price"). The entire Purchase Price, except for the amount of the Indemnity Fund, shall be payable to Seller (or to such other Persons, not to exceed seven in total, as Seller may designate at least three business days prior to the Closing Date) at the Closing by the wire transfer of federal funds to an account or accounts designated by Seller, in a written notice delivered by Seller to Buyer. Buyer shall deposit the amount of the Indemnity Fund provided in Section 3.4 directly with the Escrow Agent on the Closing Date. For tax reporting purposes, Buyer and Seller shall use their good faith efforts to reach, at least 45 days prior to the Closing, agreement upon the allocation of the Total Purchase Consideration among the Assets; provided, that in the event that Buyer and Seller shall not reach agreement upon such allocation at least 45 days prior to the Closing, then Buyer shall select (with Seller's consent, not to be unreasonably withheld) and retain, at Buyer's expense, a reputable appraisal firm with experience in the valuation and appraisal of CATV system assets, to prepare that allocation. The foregoing allocation (whether agreed upon by Buyer and Seller, or prepared by an appraisal firm) shall be prepared in accordance with the rules under Section 1060 of the Tax Code, which allocation shall thereafter be amended to reflect any adjustments to the Purchase Price under Section 3.3. Seller shall promptly notify Buyer, and Buyer shall promptly notify Seller, of any adjustment that comes to its attention which is proposed to be made by any federal, state or local taxing authority with respect to the allocation of the Total Purchase Consideration. Unless otherwise required by applicable law, Buyer and Seller agree to act, and to cause their respective Affiliates to act, in accordance with the computations and allocations contained in the foregoing allocation in any relevant Tax Returns or similar filings (including any forms or reports required to be filed pursuant to Section 1060 of the Tax Code), to cooperate in the preparation of any such tax forms or reports required to be filed pursuant to such Section 1060, to file any such tax forms or reports in the manner required by applicable law, and to not take any position inconsistent with such allocation upon examination of any tax refund or refund claim, in any litigation or otherwise.

      3.2   Deposit in Escrow.

      (a) On (or within five business days after) the Signature Date, Buyer will deposit in escrow with the Escrow Agent under the Deposit Escrow Agreement the sum of Seven Million Two Hundred Thousand dollars ($7,200,000) (the "Deposit"). At the Closing, Buyer and Seller shall authorize and direct the Escrow Agent to pay the Deposit plus accrued interest to Seller on the Closing Date, which combined sum shall be credited against the Purchase Price. In the event that the Closing shall not occur prior to the Outside Date by reason of a material breach or default hereunder by Buyer, and provided that Seller shall have performed, or shall stand ready, willing, and able to perform, its obligations under this Agreement in all material respects, and shall not otherwise be in material breach of its obligations hereunder, the Escrow Agent, in accordance with the terms of the Deposit Escrow Agreement, shall pay the Deposit and all accrued interest to Seller, which Seller shall thereupon be entitled to receive, take possession of and make use of pending any final judgment obtained by Buyer or Seller (or any written agreement entered into by Buyer and Seller) with respect to the final disposition thereof, it being agreed that (i) such payment shall not constitute liquidated damages hereunder, unless Seller shall elect (in Seller's sole discretion) to accept such payment as liquidated damages by written notice to Buyer and the Escrow Agent within fifteen (15) business days after Seller's receipt thereof, in the event of which election by Seller that payment shall be deemed to constitute full liquidated damages hereunder and to terminate all of Buyer's obligations to Seller (and all of Seller's obligations to Buyer) hereunder, and (ii) in the event that Seller shall not elect (as hereinbefore provided) to accept Seller's receipt of the Deposit as liquidated damages, Seller shall be entitled to (a) Buyer's specific performance of all of Buyer's obligations hereunder and (b) upon (and subject to) Buyer's specific performance hereof and the consummation of the Closing in accordance with the terms and provisions of this Agreement, Seller shall apply the Deposit and all accrued interest thereon, less Seller's costs and expenses (including court costs, attorney fees and related expenses) incurred by Seller in connection with Seller's obtaining Buyer's specific performance hereof, to Buyer's payment of the Purchase Price. For purposes of Buyer's foregoing grant to Seller of the right to Buyer's specific performance of all of Buyer's obligations hereunder, Buyer acknowledges that under the current circumstances applicable to ACEC, ACEC's management and Seller's management, and Seller's sale of the ACEC Membership Interest, Seller's remedies at law would not be adequate to enable Seller to obtain all of the benefits of the subject sale (or benefits comparable thereto); and Buyer does hereby irrevocably waive any objection to Seller's foregoing right of specific performance hereunder. Notwithstanding anything to the contrary hereinbefore set forth, however, Seller's exclusive remedy hereunder shall be either (i) to accept Seller's receipt of the Deposit as liquidated damages, in the event that Seller shall not elect (as hereinbefore provided) to pursue Buyer's specific performance of Buyer's obligations under this Agreement, or (ii) to accept Seller's receipt of the Deposit as partial performance by Buyer of Buyer's obligations under this

Agreement, in the event that Seller shall elect (as hereinbefore provided) to pursue Buyer's specific performance thereof.

      (b) In the event that (i) the Closing does not occur prior to the Outside Date for any reason other than a material breach or default by Buyer under this Agreement, (ii) this Agreement is terminated by Seller for any reason in accordance with Section 14 (other than a termination by Seller based upon a material breach or default by Buyer under this Agreement), or (iii) this Agreement is terminated by Buyer for any reason in accordance with Section 14, then Buyer and Seller shall authorize and direct the Escrow Agent to return the Deposit plus interest to Buyer, in accordance with the terms of the Deposit Escrow Agreement (without prejudice to Buyer's other remedies hereunder, if any).

      (c) Concurrent with the execution of this Agreement, Buyer, Seller and the Escrow Agent are entering into (or, within five business days after the Signature Date, Buyer, Seller and the Escrow Agent shall enter into) the Deposit Escrow Agreement, subject to the Escrow Agent's timely receipt of the Deposit pursuant to Section 3.2(a).

      3.3   Adjustments and Prorations.

      The Purchase Price shall be adjusted at the Closing as follows:

      (a) The Purchase Price shall be increased or decreased with respect to ACEC's current assets and current liabilities, as follows: Seller shall deliver to Buyer, not less than ten (10) days prior to the Closing Date, a certificate signed by or on behalf of Seller (the "Pre-Closing Certificate"), together with such supporting documentation as Buyer may reasonably request, which Pre-Closing Certificate shall specify Seller's good faith estimate of the amount of the current assets and current liabilities of ACEC as such items would be reflected in the current assets and the current liability section of a balance sheet prepared, as of the Closing Date, in accordance with GAAP. Notwithstanding anything else contained herein, for purposes of making the calculations under this Section 3.3(a), (i) current assets shall not include (1) assets from which ACEC will not derive a benefit subsequent to the Closing Date or (2) any receivables from Seller or any other Affiliate of ACEC or Seller; (ii) without limiting the applicability of GAAP with respect to other items, current assets shall include (1) only an amount for ACEC's subscriber accounts receivable for services rendered by ACEC prior to the Closing Date, as determined in accordance with GAAP, equal to (a) 98% of the face amount of all subscriber receivables which, as of the Effective Time, are not more than sixty (60) days past due from the first day of the respective Monthly Billing Period to which a bill relates, and (b) zero percent of the face amount of the subscriber receivables which, as of the Effective Time, are more than sixty (60) days past due from the first day of the respective Monthly Billing Period to which a bill relates, excepting from every such past due determination with respect to the foregoing clauses (a) and
(b) such charges (other than late charges) as do not exceed $5.00 per subscriber and any and all late charges; (2) only an amount for ACEC's advertising sales accounts receivable for services rendered by ACEC prior to the Closing Date, as determined in accordance with GAAP, equal to 95% of the face amount of all advertising receivables which, as of the Effective Time, are not more than ninety (90) days past due; and (3) the prepaid portion of premiums and/or fees paid by ACEC in connection with bonds which are included in the Assets that are attributable to periods after the Closing Date; (iii) without limiting the applicability of GAAP with respect to other items, current liabilities shall include (1) the amount of subscriber deposits and converter deposits (and any interest accrued thereon) and subscriber prepayments; (2) adjustments for accrued vacation pay; (3) deferred revenue; and (4) any amounts due in respect of bonuses to employees not otherwise paid or discharged on or before the Closing Date (including, without limitation, any employee bonuses due, but not otherwise paid or discharged on or before the Closing Date, under those certain eight employee letter agreements listed in Schedule 5.10(B) and, insofar but only insofar as any of such eight employees is terminated by ACEC at and upon the Closing, any additional severance bonuses due, but not otherwise paid or discharged on or before the Closing Date, under those eight letter agreements, it being agreed that Buyer shall be responsible for any and all costs and expenses attributable to ACEC's post-Closing termination of any ACEC employee); and (iv) current liabilities shall not include the current portion of any long-term debt. If the Pre-Closing Certificate shows that current assets exceed current liabilities, the Purchase Price payable at Closing shall be increased by such excess; and if the Pre-Closing Certificate shows that current liabilities exceed current assets, the Purchase Price payable at Closing shall be decreased by such excess.

      (b) In the event the Closing Date Subscriber Total shall be less than 68,200, the Purchase Price shall be decreased by an amount equal to Three Thousand Five Hundred dollars ($3,500) for each Basic Subscriber less than 68,200. For purposes of calculating the Closing Date Subscriber Total prior to the Closing, Seller shall deliver to Buyer not less than ten (10) days prior to the Closing Date a certificate signed by or on behalf of Seller (the "Subscriber Certificate"), together with such supporting documentation as Buyer may reasonably request, which shall specify Seller's good faith estimate of the Closing Date Subscriber Total, and that Subscriber Certificate shall be used by Buyer and Seller on the Closing Date for purposes of calculating the foregoing Purchase Price decrease (if any), without prejudice to either party's right to seek any post-Closing adjustment or correction thereof that may be appropriate.

      (c) The Purchase Price shall be decreased at the Closing by (i) the principal amount of all long-term debt of ACEC, including the current portion thereof and any accrued and unpaid interest on such debt (including, without limitation, all debt and interest outstanding under the 1998 Credit Agreement), as such items would be reflected in the liability section of a balance sheet prepared, as of the Closing Date, in accordance with GAAP, together with any prepayment penalties, premiums or other costs and expenses attributable to, arising out of or relating to such debt or the discharge of such debt; (ii) the amount of any management fees, together with accrued but unpaid interest thereon, or any other amounts due and owing by ACEC to Seller or to any Affiliate of Seller or to ACEC Management Company, Inc., as of the Closing Date;
(iii) to the extent not reflected in the Pre-Closing Certificate, the amount of any other liabilities or obligations of ACEC attributable to the period on or prior to the Closing Date that are not otherwise adjusted under Section 3.3(a) or this Section 3.3(c) (including, without limitation, the cost incurred to cancel any of ACEC's then existing interest rate hedge agreements); and (iv) ACEC's costs (including, without limitation, its attorneys' fees), insofar as unpaid at the Closing Date, related to its consummation of its Closing obligations under this Agreement. Buyer shall cause ACEC to pay all amounts referred to in clauses (i) and (ii) of this Section 3.3(c) concurrent with the Closing hereunder. For the purpose of determining such long-term debt, management fees or any other amounts in clauses (i), (ii) and (iii) of this
Section 3.3(c) as of the Closing Date, Seller shall deliver to Buyer not less than ten (10) days prior to the Closing Date, a certificate signed by or on behalf of Seller (the "Debt Certificate") , together with such supporting documentation as Buyer may reasonably request, which shall specify the amount of such long-term debt, management fees or any other amounts in clauses (i), (ii) and (iii) of this Section 3.3(c), calculated as of the Closing Date.

      (d) If the Victorville Upgrade Completion Cost shall exceed $3,500,000, then the Purchase Price shall be decreased by that excess amount (i.e., by the Victorville Upgrade Completion Cost less $3,500,000). If the Victorville Upgrade Completion Cost shall be less than $3,500,000, then the Purchase Price shall not be adjusted on account thereof; provided, that in the event that Buyer shall have directed ACEC pursuant to Section 7.5 to continue (and Seller shall have continued) with the Victorville Upgrade notwithstanding the Victorville Upgrade Completion Cost's reaching and equalling $3,500,000, then the Purchase Price shall be increased by the difference between (x) $3,500,000 and (y) the Victorville Upgrade Completion Cost.

      (e) Lastly, the Purchase Price shall be decreased by one-half of the aggregate amount of all Transfer Taxes.

      (f) Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller a certificate (the "Final Closing Certificate") to be signed by an executive officer of Buyer setting forth any changes to the adjustments made as of the Closing pursuant to Sections 3.3(a), (b), (c), (d) and (e) together with a copy of such supporting evidence as shall be appropriate hereunder and as Seller may reasonably request. If Seller shall conclude that the Final Closing Certificate does not accurately reflect the changes to be made to the closing adjustments pursuant to this Section 3.3, Seller shall, within thirty (30) days after its receipt of the Final Closing Certificate, provide to Buyer its written statement (together with any supporting documentation as Buyer may reasonably request) of any discrepancy or discrepancies believed to exist. Seller's representatives shall be permitted access to all books, records, billing service reports and other documents necessary or appropriate for the determination of the adjustments.

      (g) Buyer and Seller shall attempt jointly to resolve any discrepancies within thirty (30) days after receipt of Seller's discrepancy statement, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or review. If Buyer and Seller cannot resolve the discrepancies to their mutual satisfaction within such thirty (30) day period, Buyer and Seller shall, within the following ten (10) days, jointly retain the New York City office of Ernst & Young, or (in the event of the unavailability or unwillingness to serve of Ernst & Young or the existence of any conflict of interest on the part of Ernst & Young with respect to either Buyer or Seller) the New York City office of another mutually-acceptable nationally known independent public accounting firm to review the Final Closing Certificate together with Seller's discrepancy statement and any other relevant documents. The cost of retaining such independent public accounting firm shall be borne equally by Seller and Buyer. Such firm shall report its conclusions in writing to Buyer and Seller and such conclusions as to adjustments pursuant to this
Section 3.3 shall be conclusive on Seller and Buyer and not subject to dispute or review.

      (h) If as a result of such adjustments, Buyer shall owe any amount to Seller, Buyer shall pay that amount to Seller in immediately available funds within three business days of such determination, and if Seller shall owe any amount to Buyer, Seller shall pay that amount to Buyer in immediately available funds within three business days of such determination (it being agreed that any such amount to be paid by Seller shall not be subject to the limitations of
Section 15.1 and shall not decrease the Indemnity Fund; provided, however, that at Buyer's option, Buyer may seek payment thereof from the Indemnity Fund).

      3.4 Closing Escrow.

      At the Closing, Buyer shall deposit with the Escrow Agent the sum of Ten Million dollars ($10,000,000) of the Purchase Price (the "Indemnity Fund") pursuant to the Closing Escrow Agreement. One-half of the Indemnity Fund, less the amount of all claims theretofore paid to Buyer from such Indemnity Fund and the amount of all unresolved claims theretofore made by Buyer for indemnification pursuant to Section 15.1 (provided that the aggregate amount of such of the foregoing claims as are based upon breaches of Seller's representations and warranties contained herein, other than any claims based upon breaches of any Title Asset Representation or Title Interest Representation, shall exceed the Basket), shall be paid to Seller under the Closing Escrow Agreement at the close of business on the first business day after nine (9) months from the Closing Date. The remainder of the Indemnity Fund, less the amount of all unresolved claims theretofore made by Buyer for indemnification pursuant to Section 15.1 (provided that the aggregate amount of such of the foregoing claims as are based upon breaches of Seller's representations and warranties contained herein shall exceed the Basket), shall be paid to Seller at the close of business on the first business day after fifteen (15) months from the Closing Date. Seller expressly agrees that any post-Closing Date adjustments required to be made to the Purchase Price pursuant to Section 3.3 and payable to Buyer shall be paid directly by Seller to Buyer in immediately available funds and shall not decrease the amount of the Indemnity Fund; provided that Buyer may, at its option, make a claim against the Indemnity Fund for such Purchase Price adjustment amounts, which claim shall not be subject to either the Basket or any other limitation as to the maximum amount thereof which Buyer may seek or be entitled to indemnification under Section 15 or any other provision of this Agreement.

                                   ARTICLE IV
                                     CLOSING

      4.1   Closing Date

      Subject to the satisfaction of the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall occur at 10:00 a.m. at the offices of Paul, Hastings, Janofsky & Walker LLP at 399 Park Avenue, 31st Floor, in New York, New York on such date (the "Closing Date") as Buyer shall designate upon at least fifteen (15) business days prior written notice to Seller, which designation (i) Buyer shall make within five (5) business days following the delivery of notice by Seller to Buyer that all conditions to Buyer's obligation to consummate the Closing have been satisfied (or could reasonably be expected to be satisfied by or upon the Closing) or have been waived by the respective party (parties) otherwise entitled to the fulfillment thereof or (ii) Buyer may make, at Buyer's election, in the event that all conditions to Buyer's obligation to consummate the Closing have been satisfied (or could reasonably be expected to be satisfied by or upon the Closing) or have been waived by the respective party (parties) otherwise entitled to the fulfillment thereof but Seller shall have failed promptly to deliver to Buyer the foregoing notice to that effect; provided, that in the event that Buyer shall fail to timely exercise its duty to designate a Closing Date under clause (i) hereof and shall not have exercised its right to do so under clause (ii) hereof, then Seller shall have the right to designate the Closing Date upon at least fifteen (15) business days prior written notice to Buyer; provided, further, that in no event shall the Closing Date occur (or be designated by Buyer or Seller to occur) prior to May 1, 1999 or later than July 31, 1999, unless either party upon prior written notice to the other at least two (2) business days prior to that July 31st date elects to extend such date for up to an additional nine months (not to extend beyond April 30, 2000) in order to allow Seller the further opportunity to obtain all of the Required Consents in the event that any such Required Consents have not been received by July 31, 1999, but are being actively pursued with a reasonable expectation of their receipt. The foregoing July 31, 1999 date, as the same may hereafter be extended to April 30, 2000 as hereinbefore provided, is hereinafter referred to as the "Outside Date".

      4.2   Right to Specific Performance.

      Notwithstanding anything to the contrary set forth herein or elsewhere,
(i) Seller shall be entitled, at its sole option, (a) to waive compliance by Buyer with any term or provision of this Agreement (including, without limitation, any closing conditions) and/or (b) without the posting of any bond or other security, to require Buyer to consummate and specifically perform the purchase of the ACEC Membership Interest from Seller in accordance with all other terms of this Agreement, if necessary through injunction or other court order or process, if the conditions to the obligations of Buyer to effect the Closing have been satisfied or are capable of being satisfied by or upon the Closing, if the Closing were to be held, and (ii) Buyer shall be entitled, at its sole option, (a) to waive compliance by Seller with any term or provision of this Agreement (including, without limitation, any closing conditions) and/or
(b) without the posting of any bond or other security, to require Seller to consummate and specifically perform the sale of the ACEC Membership Interest to Buyer in accordance with all other terms of this Agreement, if necessary through injunction or other court order or process, if the conditions to the obligations of Seller to effect the Closing have been satisfied or are capable of being satisfied by or upon the Closing, if the Closing were to be held. Any such equitable relief invoked or granted shall not be exclusive and Seller or Buyer, as the case may be, shall also be entitled to seek and obtain money damages (including, without limitation, court costs, attorney fees and related expenses) insofar as applicable law shall permit, subject (in the case of Seller) to the last sentence of Section 3.2(a).


                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby makes the following representations and warranties:

      5.1   Valid Existence of Seller.

      Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite limited liability company power and authority to own, lease, use and operate the properties it currently owns, leases, uses or operates and to execute, deliver and perform this Agreement.

      5.2   Seller's Interest in ACEC.

      Seller is the exclusive record and beneficial owner of the ACEC Membership Interest, and has good and valid title to such Membership Interest, free and clear of any and all liens, pledges, encumbrances or claims of any kind whatsoever, other than Seller's pledge of the Membership Interest (and any lien or encumbrance created by such pledge) pursuant to the Pledge Agreement, pledging the Membership Interest as collateral under the 1998 Credit Agreement. Neither the Membership Interest nor any portion thereof is subject to preemptive rights. There is no existing option, warrant, call, commitment or other agreement requiring or relating to, and there are no convertible or exchangeable securities outstanding which upon conversion or exchange would require, the issuance of any additional membership interest(s) of ACEC or any other instrument convertible into or exchangeable therefor. There are no voting agreements, voting trust agreements, shareholder agreements, or other agreements relating to the Membership Interest. Seller does not own or hold any record or beneficial interest in any Person, other than the ACEC Membership Interest. Upon the Closing, Seller will deliver good and valid title to the Membership Interest to Buyer, free and clear of any and all liens, pledges, encumbrances or claims of any kind whatsoever (provided that the 1998 Credit Agreement, and the Pledge Agreement, shall have both been terminated upon the Closing), excluding any liens, pledges or encumbrances that may be placed thereon by or on behalf of Buyer in connection with the Closing.

      5.3   ACEC's Valid Existence and Qualification.

      ACEC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. ACEC has the requisite limited liability company power and authority to own, lease, use and operate the properties it currently owns, leases, uses or operates and to transact the business in which it is engaged as presently transacted, and is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary. ACEC does not have any subsidiary.

      5.4   Business of ACEC.

      All of the tangible Assets are owned or leased (and all of the intangible Assets are held) and operated directly by ACEC, and the operation of the Systems has not been conducted by or through any direct or indirect Affiliate of Seller (or by or through any direct or indirect Affiliate of ACEC) other than ACEC itself; provided, however, that various management services have been provided to ACEC by ACEC Management Company, Inc., a Delaware corporation of which Bruce
A. Armstrong is the president and sole stockholder.

      5.5   Authorization; Enforceability.

      The execution and delivery of this Agreement and all other instruments or documents executed by Seller or ACEC in connection herewith, as well as all actions required to be taken hereunder or thereunder by Seller or ACEC, have been duly authorized by Seller or ACEC, as the case may be, and upon execution and delivery, each such document will constitute the valid and binding obligation of Seller or ACEC, as the case may be, enforceable against Seller or ACEC, as the case may be, upon and in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and general principles of equity. All persons who have executed this Agreement on behalf of Seller are authorized to do so under its organizational documents and the laws of its state of creation.

      5.6   Required Consents; Effect of Agreement; No Breach.

      (a) All approvals, consents, filings and notices required under (i) any of ACEC's Franchises, (ii) any of ACEC's permits, licenses, leases, contracts and agreements, and (iii) any applicable government regulations, in order for the sale and transfer of the ACEC Membership Interest to Buyer to be consummated pursuant to this Agreement, are listed in Schedule 5.6, except for such non-Franchise-related approvals, consents, filings and notices which, if not obtained or made, would not in the aggregate be material. Each of the approvals and consents listed on Schedule 5.6 shall be deemed to be a Required Consent.

      (b) Subject to obtaining the Required Consents listed in Schedule 5.6, and complying with the HSR Act and the regulations applicable thereto, neither the execution, delivery and performance by Seller of this Agreement nor the consummation of the transactions contemplated hereby will, with the passage of time or the giving of notice or both, (i) contravene the respective operating agreement of Seller or ACEC, (ii) conflict with, or result in a breach, termination, suspension, modification or impairment of, any of the terms of, or constitute a default under or a violation of, or create or impose any Encumbrance (other than a Permitted Encumbrance) upon, or give any other person any right of termination, acceleration or cancellation of or with respect to, any Franchise or any other permit, license, lease, contract or agreement to which Seller or ACEC is a party or by which Seller or ACEC or any of Seller's or ACEC's properties is bound, or (iii) result in any material violation of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect or having applicability to Seller or ACEC. No event has occurred which, with the passage of time or the giving of notice or both, would constitute a material breach or violation of or default under any Franchise or Necessary Contract by ACEC or, to the best of Seller's or ACEC's knowledge, any Third Party thereto, except as may otherwise be disclosed in any of Schedules 5.10(A), 5.10(B) or 5.10(C).

      5.7   Financial Statements.

      Seller has delivered to Buyer a copy of ACEC's Balance Sheet at September 30, 1998 and related Statement of Operations and Statement of Changes in Financial Position of ACEC for the nine months then ended (the "Financial Statements"). The Financial Statements (i) are in accordance with the books and records of ACEC, (ii) were prepared in conformity with GAAP, subject to normal year-end audit adjustments and footnotes (none of which are expected to be material in amount), and (iii) present fairly the financial position of ACEC at September 30, 1998 and the results of operations and changes in financial position of ACEC for the nine months then ended. The Additional Financial Statements to be delivered pursuant to Section 9.1(ii) that are for quarterly periods will (i) be prepared in conformity with GAAP applied consistently with the Financial Statements, and (ii) present fairly the financial position of ACEC at the dates indicated and the results of operations and changes in financial position of ACEC for the periods indicated, subject to normal year-end audit adjustments and footnotes (none of which are expected to be material in amount). The Additional Financial Statements to be delivered pursuant to Section 9.1(ii) that are for monthly periods will (i) be prepared in conformity with GAAP applied consistently with the Financial Statements, and (ii) present fairly the results of operations of ACEC for the periods indicated, subject to normal year-end audit adjustments and footnotes (none of which are expected to be material in amount). Whenever references are made throughout this Agreement to financial statements, it will be understood that all notes and exhibits are included therein, except as herein otherwise expressly provided.

      5.8   Undisclosed Liabilities.

      ACEC has no material liabilities or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, and Seller does not know of any basis for any claim against ACEC for any such liabilities or obligations, except for obligations arising under the contracts, agreements, licenses, permits, etc. listed on Schedules 5.10(A) and 5.10(B), and except to the extent set forth in this Agreement (or which otherwise are not required to be disclosed hereunder because they involve DeMinimus Agreements) or in the Financial Statements.

      5.9   Tax Matters.

      There is not as of the date of this Agreement, and there will not be as of the Closing Date, any condition or occurrence of an event with respect to the payment or withholding by Seller or ACEC of any Taxes which could interfere with the consummation of the transactions contemplated by this Agreement or subject Seller or ACEC or any of the Assets to any Encumbrances other than any Permitted Encumbrances. Sellor or ACEC has filed with the appropriate agencies all Tax Returns and tax reports required by law to be filed by Seller or ACEC, as the case may be; and each of Seller and ACEC has timely paid, or will timely pay on or before the Closing Date, all Taxes to the extent that the same have become due and payable. Except as set forth on Schedule 5.9, there exists no unpaid federal, state or local income or other tax with respect to the Business, the existence or operations of the Systems, or the Assets, except for accrued Taxes not yet due and payable. Each of Seller and ACEC is in substantial compliance with all applicable sales and use tax laws and regulations. Neither Seller nor ACEC is a "United States real property interest" or a "U.S. real property holding corporation" within the meaning of Section 897 of the Tax Code. At all times since ACEC's formation, (i) ACEC has had only one member, (ii) ACEC has been disregarded as an entity separate from its sole member within the meaning of Treasury Regulations Section 301.7701-2(c)(2)(i), and (iii) ACEC has never been subject to any entity level income, franchise or similar income based Taxes.

      5.10  Franchises and Necessary Contracts.

      (a) Attached as Schedule 5.10(A) is a true and accurate list of each Franchise held by ACEC. Seller has delivered to Buyer true and correct copies of all of the Franchise documents listed on Schedule 5.10(A). To the best of Seller's and ACEC's knowledge, all of the Franchises were validly issued. ACEC is the legal holder of each of the Franchises, and each of them is a valid and subsisting instrument in full force and effect. There is no Franchise required by law or used or held for use in the operation of the Systems which is not described on Schedule 5.10(A). Each local franchising authority whose consent or approval is required for the transfer of control of ACEC by Seller to Buyer pursuant to the sale transaction contemplated by this Agreement is listed on
Schedule 5.6 hereto.

      (b) Attached as Schedule 5.10(B) is a true and accurate list of each Necessary Contract. Seller has delivered (or will, prior to Closing and subject to Buyer's identification thereof, deliver) to Buyer true and correct copies of all of the Necessary Contracts listed on Schedule 5.10(B). Except as otherwise noted on Schedule 5.10(B), all of the Necessary Contracts were validly entered into by ACEC (or, to the best of ACEC's or Seller's knowledge, by ACEC's predecessor-in-interest), ACEC is a legal party thereto and each of them is a valid and subsisting instrument in full force and effect; provided, that ACEC makes no representation or warranty as to the validity, full force or effect of any Necessary Contract that provides (or purports to provide) for any right-of-entry or bulk or otherwise discounted service to any residential development or any multi-dwelling units or commercial or institutional structure (e.g., any bar, tavern, apartment building, dormitory, hospital, hotel or motel). There is no Necessary Contract required by law or used or held for use in the operation of the Systems which is not described on Schedule 5.10(B).

      (c) Except as set forth on Schedules 5.10(A), 5.10(B) and 5.10(C), ACEC is in substantial compliance (and the operations of the Systems and the Assets are being conducted in substantial compliance) with the provisions of all Franchises and Necessary Contracts, and there are no pending (or to Seller's or ACEC's knowledge, threatened) modifications, amendments or revocations of or to (i) any Franchise by the respective issuer thereof or (ii) any Necessary Contract by any Third Party thereto. Neither Seller nor ACEC has any knowledge of any material breach (or of any anticipated material breach) of any Necessary Contract by any Third Party thereto, except as disclosed in Schedule 5.10(C) with respect to the Angelus Oaks headend site. Except as disclosed in Schedule 5.10(C) or as specifically contained in the Franchises, Necessary Contracts, or other material contracts which have been provided to Buyer by Seller, no promises or commitments which are to be fulfilled after the Closing Date have been made with respect to capital improvements relating to the Systems. (Note: Schedule 5.10(C) reflects that ACEC has recently commenced franchise renewal negotiations with the City of Rancho Cucamonga, which renewal negotiations will require the franchise grantee's commitment to upgrade that portion of the Rancho System serving the City of Rancho Cucamonga to 750 MHz by December 31, 2001 or such other date (not to precede December 31, 2000) as that City and ACEC may hereafter agree.) Pursuant to subsections (a) through (g) of Section 626 of the Cable Communications Policy Act of 1984, as amended, ACEC (or the respective System's predecessor owner) has timely submitted proposals for renewal of all Franchises having a remaining term of thirty-six (36) months or less as of the date hereof, and has provided Buyer with copies of all proposals for renewal, preliminary assessments and franchisor determinations described in subsection
(c) of said Section 626.

      (d) Except as otherwise disclosed in Schedule 5.13, as of the date of this Agreement (i) ACEC has not received any notice from any utility or governmental agency to relocate any pole attachments or cable lines that has not been and cannot reasonably be complied with in the ordinary course of business prior to the expiration of the time period (if any) specified therein, and (ii) there are no pole attachments or cable lines of ACEC that are required to have been relocated at or prior to the date hereof, but have not yet been relocated. In the event that ACEC shall receive, subsequent to the date of this Agreement but on or before the Closing Date, any written request from any utility or governmental agency for the relocation of any of ACEC's cable lines or pole attachments, ACEC shall give Buyer prompt written notice thereof and shall in good faith undertake the scheduling, commencement and completion of such relocation to the extent that similarly-located CATV operators would customarily do so in the ordinary course of their business within the time remaining prior to the Closing Date, it being agreed that neither Seller nor ACEC shall have any other obligation (or any post-Closing obligation hereunder) with respect thereto; provided, that the Seller shall reimburse Buyer for the costs and expenses of any such relocation necessitated by such request received prior to the Closing from any utility or governmental agency that is not completed prior to the Closing Date and which is attributable to ACEC's not being in compliance with the applicable clearance and spacing requirements of the respective pole license.

      5.11  No Other Agreements.

      (a) All of ACEC's agreements and contracts, other than the DeMinimus Agreements, are listed on Schedules 5.10(A), 5.10(B), 5.12 (as to free and discounted subscribers), 5.23 and 5.24. Except for those agreements and contracts listed on those five Schedules, ACEC is not a party to any written or oral contract (other than any DeMinimus Agreements ) that is not cancelable without penalty upon 30 days' notice or less, including, without limitation, any:

             (i) bonus, incentive, pension, profit sharing, retirement, hospitalization, insurance, or other plan providing for deferred or other compensation to employees, or any other employee benefit or "fringe benefit" plan, including, without limitation, vacation, sick leave, medical or other insurance plans or any union collective bargaining or any other contract with any labor union;

             (ii) employment contract for any person or entity on a full-time, part-time, consulting or other basis;

            (iii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any asset or group of assets of ACEC;

            (iv)  guarantee of any obligation;

            (v) lease or agreement under which it is lessee or lessor, or holds or operates any property, real or personal, owned by any other party, except for any lease under which the aggregate annual rental payments do not exceed $10,000; and

            (vi) agreement or group of related agreements with the same party or any group of affiliated parties which requires or may in the future require aggregate consideration by or to ACEC in excess of $10,000.

      (b) There is no term or provision of any mortgage, indenture, license, permit, franchise, contract, agreement or instrument to which ACEC is a party or by which it or any of its properties is bound, or of any provision of any federal or state judgment, decree, order, statute, rule or regulation applicable to or binding upon ACEC or its properties, which does or will materially adversely affect ACEC, the Business, or the Systems, except for any matter generally affecting the CATV industry within the United States, the State of California or the County of San Bernardino. The foregoing assumes that the System upgrade requirements of the City of Victorville's franchise, and the anticipated System upgrade requirements of the City of Rancho Cucamonga franchise renewal presently being negotiated by Seller with that City, are satisfactory to Buyer and that ACEC's or Buyer's compliance therewith will not materially adversely affect the Business or the respective Systems.

      5.12  Systems' Capacity, Basic Subscribers and Rates.

      Schedule 5.12 lists, as of October 31, 1998 (or as of the respective date therein specified), (a) the material equipment used in the operation of the Systems, (b) the system bandwidth and maximum National Television System Committee ("NTSC") analog channel capacity for each System, (c) the programming offered (and whether each broadcast television station carried by the Systems is carried pursuant to a retransmission or "must carry" consent), (d) the approximate linear miles of aerial and underground plant (i.e., main trunk and distribution or feeder cable), (e) the approximate number of Homes Passed, (f) the number of Basic Subscribers, (g) the aggregate number of premium units subscribed to by ACEC's Premium Subscribers, (h) the subscriber rates for all services including basic and premium services, tier services, additional outlets and converter rental charges in and for the Service Areas, and (i) all free or discount service obligations of ACEC, with respect to the Systems as of the applicable date hereinbefore specified in this sentence. ACEC has no obligation or liability for the refund of monies to any subscribers other than as evidenced by such subscriber's respective refund (including deposit) account credit balances or as may be required under the rules and regulations relating to rates promulgated or to be promulgated by the FCC under the Cable Act. ACEC has delivered to Buyer complete and correct copies of all FCC forms relating to rate regulation filed with the FCC with respect to the Systems, copies of all ACEC correspondence with any Governmental Authority relating to rate regulation generally or specific rates charged to subscribers with respect to the Systems, including, without limitation, copies of any complaints filed with the FCC with respect to any rates charged to any System's subscribers, and any other documentation supporting an exemption from the rate regulation provisions of the Cable Act claimed by ACEC with respect to any of the Systems.

      5.13  Pole Attachments.

      Schedule 5.13 sets forth, as of the date of this Agreement, the approximate number of pole attachments used by the Systems and the names of the utilities providing those attachments. ACEC has made all required payments for its pole attachments and is not in material default under, or in material breach of, or in receipt of any claim of material default under any agreement, arrangement or understanding for pole attachments.

      5.14  Employees.

      Seller is not aware that any officer, executive employee or any group of employees of ACEC has or have any plans to terminate his, her or their employment with ACEC, except for all of ACEC's Stamford, Connecticut-based officers and employees. ACEC has complied in all material respects with all applicable laws relating to the employment of labor, including without limitation provisions thereof relating to ERISA, wages, hours, insurance, worker's compensation, equal opportunity, collective bargaining and the payment of social security and other taxes. At the date of this Agreement, ACEC is not, nor has ACEC ever been at any date prior to the date of this Agreement, a party to any contract with any labor organization or involved in any labor discussion with any unit or group seeking to become the bargaining unit for any of ACEC's employees. As of the date of this Agreement, (i) ACEC has never experienced any strikes, work stoppages or significant grievance proceedings or had any claims of unfair labor practices filed or, to the knowledge of ACEC, threatened to be filed with respect to the operation of the Systems, and (ii) to ACEC's knowledge, no union representation claim exists with respect to the employees of ACEC and no organizing activities are taking place. Schedule 5.14 sets forth, as of January 1, 1999, with respect to each employee employed by ACEC in California, such employee's name, position, and date of employment. Seller has, for reasons of maintaining the confidentiality of the salary and wage information therein, provided to Buyer a separate addendum to Schedule 5.14, setting forth as of January 1, 1999 the current salary or hourly wage of each of the employees listed in Schedule 5.14. If required by applicable law, Seller has timely notified (or will have timely notified prior to the Closing) all affected employees (as defined in the Worker Adjustment and Retraining Act, 29 U.S.C. Section 201 et. seq.) of ACEC who became "affected employees" on or before the Closing Date.

      5.15  Absence of Certain Developments.

      Except as set forth on Schedule 5.15, and except for the transactions contemplated by this Agreement, ACEC has not insofar as the Systems or the Assets are concerned, since September 30, 1998:

      (i) borrowed any amount or incurred, guaranteed or become subject to any liabilities (absolute or contingent), except (x) current liabilities incurred in the ordinary course of business and (y) borrowings under the 1998 Credit Agreement;

      (ii) mortgaged or pledged any of the Assets, or subjected them to any lien, charge or other encumbrance, except liens for current property taxes not yet due and payable and liens securing indebtedness under the 1998 Credit Agreement;

      (iii) sold, assigned or transferred any of its assets, except in the ordinary course of business, or waived, released or cancelled any debts or claims (other than unpaid subscriber debts and claims in the ordinary course of business);

      (iv) suffered any substantial losses or waived any material rights, whether or not in the ordinary course of business;

      (v) made any changes in personnel policies or compensation or declared, paid or committed to pay any bonus or other additional salary or compensation to any person (whether in the capacity of employee, consultant or other- wise), except in the ordinary course of business and consistent with past practices; provided, that ACEC has made (and retains the right to make) certain pre-Closing performance incentive and Closing-related pay and bonus commitments with respect to the sale transaction contemplated by this Agreement, which commitments ACEC shall fulfill immediately prior to the Closing and shall not have any obligation or liability therefor subsequent to the Closing;

      (vi) entered into any transaction other than in the ordinary course of business;

      (vii) suffered any damage, destruction or casualty loss of any Asset, whether or not covered by insurance, that materially and adversely affects the financial condition, the Business or prospects of the Systems;

      (viii)undergone a material adverse change in the financial condition, assets, liabilities, Business, results of operations or prospects of the Systems, for any reason other than one attributable to conditions affecting the CATV industry generally;

      (ix)  revalued any of the Assets;

       (x) amended or terminated any agreement, contract, license or understanding listed in any Schedule, except in the ordinary course of business (it being understood that ACEC is presently negotiating a franchise renewal with the City of Rancho Cuca-monga, which franchise renewal is expected to include a commitment on the part of ACEC to upgrade that portion of the Rancho System serving the City of Rancho Cucamonga to 750 MHz by a specified date between January 1, 2001 and December 31, 2001);

      (xi) taken, or permitted to be taken, any action that would affect or change the capitalization of ACEC;

      (xii) become aware of any other event or condition of any character that has or might reasonably have a material and adverse effect on the financial condition, business, assets, results of operations or prospects of the Systems, taken as a whole, except for matters affecting the CATV industry generally; or

      (xiii)entered into any agreement or understanding to do any of the foregoing.

      5.16  Real Property.

      Schedule 5.16 contains a list, including a legal description, of each parcel of Real Estate owned by ACEC together with a description of the type of use of each such parcel. Such list is true, complete and accurate in all material respects. Seller has furnished to Buyer a copy of ACEC's title insurance policy issued and currently in effect with respect to each parcel of Real Estate owned by ACEC. Except for those Encumbrances listed on Schedule 5.16 (all of which are Permitted Encumbrances), ACEC is the sole owner (both legal and equitable) of, and has good and marketable title to, each parcel of Real Estate listed on Schedule 5.16 and to all Improvements thereon. All of the structures on the Real Estate are structurally sound and in generally good condition and repair (reasonable wear and tear excepted), and to Seller's and ACEC's best knowledge, all of such Real Estate conforms in all material respects, including use by ACEC, with all applicable deed restrictions, covenants, contractual requirements and building, zoning, subdivision, environmental, land-use, fire and other laws. The use (i.e., headend, tower or office site) of each real property lease to which ACEC is a party is identified on Schedule 5.10(B). All of the Real Estate, and all of the real property leased by ACEC, utilized as a headend, office or tower site has unfettered access (whether by public or private road, street or other right of way, or otherwise) to public roads or streets and all utilities and services necessary for the proper conduct and operation of the Systems. To Seller's knowledge, (i) neither the whole nor any part of any real property owned or leased by Seller which is included within the Assets is subject to any pending suit for condemnation or other taking by any public authority and (ii) no such condemnation or other taking is currently threatened or contemplated. None of the towers (including any guy anchors or wires), buildings or other facilities located upon any parcel of Real Estate or leased real property that is utilized as a headend or tower site constitutes a trespass upon the property of any other person or entity.

      5.17  Title to Assets; Personal Property.

      ACEC is the sole owner (both legal and equitable) of and has good title to the Assets constituting personal property, tangible and intangible, free and clear of all mortgages, liens, security interests, charges, claims, restrictions and other encumbrances of every kind other than with respect to indebtedness under the 1998 Credit Agreement and the Permitted Encumbrances. Schedules 1.9 and 5.12 list all material equipment held or used in connection with or necessary for the operation of the Systems, and Schedule 5.10(B) lists all material contracts pursuant to which ACEC holds or uses any of such equipment, which lists are true, complete and accurate in all respects. The equipment and other tangible assets included in the Assets are in satisfactory operating condition, reasonable wear and tear excepted, and conform in all material respects to all applicable ordinances, rules, regulations and technical standards, including the rules, regulations and technical standards of the FCC and the local franchise authorities, and all applicable building, zoning and other laws. None of the owners of any property on which any trunk or feeder lines or other facilities of the Systems are located has notified ACEC in writing of any objection to the placement of such cable, lines, or other facilities on their property, nor have any such owners made any demand for relocation, removal, reinstallation, or restoration of such cable, lines or other facilities which might require material expenditures in connection therewith.

      5.18 Intangible Property. Schedule 5.18 contains a list of all intangible property, including all intellectual property (other than the Systems' subscriber lists, which lists will be and remain in the possession of ACEC upon the Closing, and other than American Cable Entertainment, which name is an Excluded Asset), necessary for use or used in the operation and conduct of the Business as presently conducted, which list is true, complete and accurate in all material respects. Except for the Excluded Assets, or such conditions as affect the CATV industry generally, or as disclosed in Schedule 5.18 or Section 5.19, ACEC possesses or has the right to use all intangible property, including all intellectual property, necessary for use or used in the operation and conduct of the Business as presently conducted without any conflict with the rights of any Third Party. ACEC (a) has not licensed any Person to use any intellectual property; (b) has no knowledge of the infringement by any Person of any of the intellectual property set forth on Schedule 5.18; and (c) this Agreement and the sale of the ACEC Membership Interest will not materially breach any contract or agreement governing any intellectual property right of ACEC. Schedule 5.18 also lists all of the trade names (including the Hi-Desert Cablevision name) owned or held by Seller, other than the name American Cable Entertainment, and derivations thereof, which name and derivations are Excluded Assets; provided that Buyer shall have the right to use the American Cable Entertainment name, and derivations thereof, for a period of 120 days following the Closing Date, or for such longer period of time as Buyer shall be using commercially reasonable efforts to remove such name, and derivations thereof, from any items of equipment or inventory of the Systems, but in no event for more than 180 days after the Closing Date.

      5.19  Necessary Property.

      ACEC has no material properties or assets used, held for use or usable in the operation of the Systems which are not set forth on the Schedules. The Assets (including, without limitation, the Franchises), together with the Excluded Assets, constitute all of the property used and reasonably necessary for the operation of the Systems in the manner and to the extent presently conducted by ACEC; provided, that (i) ACEC does not have at the date of this Agreement (but may seek, although it can provide no assurances that it will in that event be able to obtain, prior to the consummation of the Closing) any necessary license(s) for its exhibition of the CATV signals being exhibited by the Systems, other than those CATV programming licenses listed at the date of this Agreement as Necessary Contracts on Schedule 5.10(B), and (ii) ACEC does not have at the date of this Agreement (but will continue to seek, although it can provide no assurances that it will be able to obtain, from General Telephone Company of California and Southern California Edison Company prior to the consummation of the Closing) any pole attachment agreement(s) or license(s).

      5.20  Compliance with Laws.

      (a) The operations of the Systems have been, and are being, conducted in material compliance with all applicable laws, rules, regulations and other requirements of all federal, state, county or local governmental authorities or agencies.

      (b) (i) ACEC is permitted under all applicable Franchises and FCC rules, regulations and orders to distribute the transmissions (whether television, satellite, radio or otherwise) of video programming or other information that any System presently transmits to its respective customers (the "Signals") and to utilize all carrier frequencies generated by the operations of the Systems, and is licensed to operate all the facilities required by law to be licensed, including without limitation, any business radio and any CARS system being operated by ACEC as part of the Systems; and (ii) other than requests for network nonduplication and syndex protection and sports league (e.g., NBA, NHL, MLB) blackout requests, no written requests have been received by ACEC from the FCC, the United States Copyright Office, any local or other television station or system or from any other Person challenging or questioning the legal right of ACEC to own or operate any System or to own, operate or use any FCC licensed or registered facility owned, operated and used by ACEC in conjunction with ACEC's operation of any System.

      (c) ACEC is in substantial compliance with the applicable Cumulative Leakage Index requirements of the FCC.

      (d) Each of the Angelus Oaks System, the Rancho System and the Yucaipa System is delivering to its respective subscribers (i) the respective channel line-up set forth as to that System on Schedule 5.12, which channel line-up is capable of being viewed in its entirety by every subscriber to that System, and
(ii) signals that are at least equal in quality to those signals that such System was delivering to its subscribers at the date of this Agreement; and each of the foregoing three Systems will, on the Closing Date, be in compliance with the FCC's CLI (Cumulative Leakage Index) requirements. The Victorville System, when loaded with the number of analog channels presently being exhibited by that System (as listed on that System's channel line-up as set forth on Schedule 5.12), is capable of operating in substantial compliance with the terms of the applicable FCC rules and regulations currently in effect and is capable of delivering such number of analog channels throughout all portions of the respective System. The Victorville System will, on the Closing Date, be in compliance with the FCC's CLI requirements.

      (e) ACEC has deposited (or will, prior to the Closing, timely deposit) with the United States Copyright Office all statements of account and other documents and instruments, and has paid (or will, prior to the Closing, timely pay) all such royalties, supplemental royalties, fees and other sums to the United States Copyright Office with respect to the business and operations of the Systems as are required under the Copyright Act to obtain, hold and maintain the compulsory license for CATV systems prescribed in Section 111 of the Copyright Act. To Seller's knowledge, ACEC and the Systems are in compliance with the Copyright Act and the rules and regulations of the Copyright Office. ACEC and the Systems are entitled to hold and do hold the compulsory copyright license described in Section 111 of the Copyright Act, which compulsory copyright license is in full force and effect and has not been revoked, cancelled, encumbered or adversely affected in any manner. As disclosed above in
Section 5.19, ACEC does not have at the date of this Agreement (but may seek, although it can provide no assurances that it will in that event be able to obtain, prior to the consummation of the Closing) those programming license(s) necessary for its exhibition of the CATV signals being exhibited by the Systems, other than those CATV programming licenses listed at the date of this Agreement as Necessary Contracts on Schedule 5.10(B).

      (f) All necessary FAA approvals have been obtained with respect to the height and location of those towers owned by ACEC which are used in connection with the operation of the Systems and those towers are being operated in accordance with applicable FCC and FAA rules.

      (g) There is as of the date of this Agreement no inquiry, claim, action or demand pending (or, to ACEC's knowledge, threatened) before the United States Copyright Office or the Copyright Royalty Tribunal which questions the copyright filings or payments made by ACEC with respect to the Systems, other than routine inquiries or proposed corrections none of which routine inquiries or corrections (individually or in the aggregate) is or will be material. Seller will provide Buyer with copies of any and all additional inquiries, claims, actions or demands during the period between the date of this Agreement and the Closing Date .

      (h) Copies of all aeronautical frequency notices filed with the FCC with respect to the Systems have been (or will, within 45 days after the Signature Date, be) delivered to Buyer.

      (i) No basis exists under the 1992 Act (after giving effect to provisions of the 1992 Act which otherwise would be effective but for the passage of time), as in effect at the date of this Agreement, for any rollback of rates for basic service, or any rollback or refund of rates for any premium or pay service, with respect to the Systems.

      5.21  Litigation and Legal Proceedings.

      Schedule 5.21 sets forth a complete and accurate list and description of all audits, suits, claims, actions and administrative, arbitration or other similar proceedings pending or, to the knowledge of Seller or ACEC, threatened against ACEC, the Assets, any of ACEC's Affiliates, directors, officers, employees or agents relating to ACEC, the Business, the Systems, any of the Assets or ACEC (including proceedings concerning labor disputes or grievances, civil rights discrimination cases and affirmative action proceedings) and all governmental investigations pending or, to the knowledge of ACEC, threatened, to which ACEC is a party, or against its properties or business, and each judgment, order, injunction, decree or award relating to ACEC, or the Assets (whether rendered by a court or administrative agency, or by arbitration pursuant to a grievance or other procedure) to which ACEC is a party or relating to the Assets which is unsatisfied or requires continuing compliance therewith (such suits, actions, claims, judgments, orders, injunctions, decrees and awards are herein referred to as "Legal Proceedings"). Seller is not aware of any facts or circumstances which would give rise to any unasserted possible material claims against the Systems or the Assets. There is no action, suit, proceeding or (to Seller's or ACEC's knowledge) investigation to restrain, prohibit or otherwise challenge the legality or propriety of the transactions contemplated by this Agreement pending or (to Seller's or ACEC's knowledge) threatened against Seller or ACEC as of the date of this Agreement. The foregoing warranty specifically excludes matters undertaken by or pending before Congress, the FCC, the Copyright Royalty Tribunal or any state governmental authority in any state in which any System is located which would have applicability to CATV systems in general but to which ACEC is not expressly a party.

      5.22  Brokers' Fees.

      Except for Waller Capital and the brokerage fee due that firm in connection with the transactions contemplated by this Agreement (which brokerage fee will be paid by Seller at Closing out of the Closing proceeds), neither Seller nor ACEC has entered into any agreement, arrangement or understanding, or employed any broker or finder or incurred any liability of ACEC, for any brokerage fees, commissions or finders' fees in connection with the negotiations leading to or the transactions contemplated by this Agreement. Nor is either Seller or ACEC, except as otherwise hereinbefore set forth in this Section, aware of any claim, or any basis for any claim, for the payment by ACEC of any agent's fees in connection with the negotiation or consummation of this Agreement.

      5.23  Pensions and Other Deferred Compensation; Benefits.

      There are no (nor, within the past six years, have there been any) employee pension benefit plans (as defined in ERISA Section 3(2)), profit-sharing or deferred compensation plans or policies or employee welfare benefit plans (as defined in ERISA Section 3(1)) for the benefit of employees of ACEC or any entity that is in the control group of entities that includes ACEC as determined under Section 4.14(b), (c) and (m) of the Tax Code, except as set forth on Schedule 5.23 and, to the knowledge of ACEC, ACEC is not subject to any liability resulting from the withdrawal by ACEC or any of its Affiliates from, or the termination of, a multi-employer pension plan within the meaning of section 3(37) of ERISA previously utilized by ACEC. All of the employee benefit plans listed on Schedule 5.23 have been designed and administered in compliance with the applicable provisions of ERISA and the Tax Code. Except with respect to claims under the employee benefit plans listed on Schedule 5.23, no person has asserted any claim under which ACEC would have any liability under any health insurance, life insurance, disability, medical, surgical, hospital, death benefit, or any other employee benefit plan, contract or arrangement maintained by ACEC, or to which ACEC is a party or may be bound, or under any worker's compensation or similar law, which is not fully covered by insurance maintained with reputable, responsible financial insurers. None of the plans listed in
Schedule 5.23 provides for post-retirement health coverage (except as required by ERISA Sections 601-609) or post-retirement life insurance benefits.

      5.24  Insurance, Surety Bonds, Damages.

      Schedule 5.24 lists all insurance policies and surety bonds of ACEC now in effect and maintained or held by ACEC at the date hereof, which list is accurate, true and complete in all material respects, and that list also sets forth the names of the respective insureds and their addresses. The premiums on such insurance policies and bonds have been currently paid, and such policies and bonds are valid, outstanding and enforceable, in full force and effect. Seller will cause ACEC to maintain coverage of similar kinds and amounts and to pay the premium for such coverage through the Closing Date. As of the date of this Agreement, no insurance carrier has denied any claim for insurance made by ACEC in respect of any of the Assets or refused to renew any policy issued in respect of any of the Assets.

      5.25  Environmental Laws.

      Except as set forth in Schedule 5.25: (i) ACEC is in compliance with all Environmental Laws relating to its operation of the Systems, its ownership of the Real Estate and its leasing of the real property it leases; (ii) no order, directions or notices relating to the Systems have been issued pursuant to any Environmental Law and no government agency has submitted to ACEC any request for information pursuant to any Environmental Law relating to the Systems; (iii) to the best of Seller's and ACEC's knowledge, there are no Environmental Permits required under any Environmental Law in connection with the operation of the Systems as presently operated or in connection with the Real Estate or leased property; (iv) during the term that ACEC has occupied the Real Estate and any leased real property, the Real Estate and such leased real property as has been occupied by ACEC has not been utilized for (or, to ACEC's knowledge, affected by) any industrial or commercial operation involving the generation, storage, release or disposal of any Hazardous Substance, nor to Seller's knowledge has any such utilization been made by any other present or previous owner, tenant, occupant or user of such Real Estate or leased property; and (v) ACEC has obtained all governmental authorizations under Environmental Laws necessary for the operation of the Assets, which governmental authorizations are in full force and effect (or ACEC or Buyer can readily obtain all such governmental authorizations upon or promptly after the Closing in the ordinary course of business and without disruption or delay of the operation of the Systems). Except as set forth on Schedule 5.25, ACEC has received no notification pursuant to any Environmental Laws that: (a) any work, repairs, construction or capital expenditures are required to be made in respect of any of the Assets as a condition of compliance with any Environmental Laws relating to the Systems; or
(b) any currently held material Environmental Permit relating to the Systems is about to be made subject to materially different limitations or conditions, or is about to be revoked, withdrawn or terminated. No claim or investigation based on Environmental Laws which relate to any Real Estate or leased property or any operations or conditions thereon (a) has been asserted or conducted in the past or is currently pending against or with respect to ACEC or any other Person or (to Seller's knowledge) is threatened or contemplated. To Seller's knowledge, no release of Hazardous Substances outside the Real Estate or leased property has entered or threatens to enter any Real Estate or leased property nor is there any pending or threatened claim based on Environmental Laws which arises from any condition of land surrounding Real Estate or leased property. Seller has provided, or prior to Closing, will provide, Buyer with complete and correct copies of all studies, reports or surveys in Seller's and ACEC's possession relating to the presence or alleged presence of Hazardous Substances at, on or affecting the Real Estate or leased real property. No underground or above ground storage tanks are currently (and, to Seller's and ACEC's knowledge, no such tanks have been) located on any Real Estate. To Seller's knowledge, (a) no Real Estate or any property leased by ACEC has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing, or producing gasoline or any other petroleum products or wastes, and (b) no building or other structure on any Real Estate or any property leased by ACEC contains asbestos.

      5.26  No Other Commitment to Sell.

      No part of the Systems or any of the Assets is directly or indirectly subject in any manner to any written or oral commitment or any understanding or arrangement for the sale, transfer, assignment, or disposition thereof, in whole or in part, except
(i) pursuant to this Agreement, (ii) as provided in any of ACEC's Franchises or in the general security provisions of any of ACEC's debt instruments, (iii) the sale of any Asset in the ordinary course of business which has been or will be replaced by ACEC on or before the Closing Date with a replacement Asset of equal or greater value, or (iv) as otherwise set forth in Schedule 5.26.

      5.27  Disclosure.

      No representation or warranty made herein by Seller, and no statement by Seller contained in any certificate or other instrument furnished or to be furnished by Seller to Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact.

      5.28 Affiliate Agreements to be Terminated prior to or upon Closing.

      Schedule 5.28 sets forth those contracts, agreements, arrangements and understandings between ACEC and any Affiliate of ACEC which will be included in ACEC's Assets immediately prior to or upon the Closing ("Affiliate Agreements"). Seller will cause ACEC to terminate all such Affiliate Agreements prior to or upon the Closing, without payment by Buyer or ACEC of any penalty, premium, liquidated damages or other compensation on account thereof (other than the Purchase Price adjustments contemplated on the basis of Buyer's compliance with clauses (i) and (ii) of Section 3.3(c)). Seller will also cause ACEC to use its reasonable, good faith efforts to effect the termination as of the Closing Date of any and all of ACEC's then existing programming licenses for any System's distribution of CATV programming.


                                  ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF BUYER

      As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby makes the following representations and warranties:


      6.1 Organization.

      Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware and has the power and authority to own and use its properties and to transact the business in which it is engaged and to acquire the ACEC Membership Interest pursuant to this Agreement. Buyer is (or will be, prior to the Closing) qualified to do business in the State of California.

      6.2   Authorization; Enforceability

      The execution and delivery of this Agreement and all other instruments or documents executed by Buyer in connection herewith, as well as all action required to be taken hereunder or thereunder by Buyer, have been duly authorized by Buyer, and upon execution and delivery, each such document will constitute the valid and binding obligation of Buyer enforceable upon and in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and by general principles of equity. All Persons who have executed this Agreement on behalf of Buyer are authorized to do so under its organizational documents and the laws of its state of creation.

      6.3   No Default.

      The execution and delivery of this Agreement and all other instruments or documents executed by Buyer in connection herewith and the consummation of the transactions contemplated hereby will not violate any provision of, or constitute a default under any provision in Buyer's Certificate of Incorporation or Bylaws or any agreement or instrument to which Buyer is a party or which is otherwise applicable to Buyer or result in the acceleration of any obligation, or to the best of its knowledge, cause or give any reason for an adverse action to be taken by any person or governmental authority under any mortgage, lien, lease, agreement, instrument, order, judgment, or decree to which Buyer is a party or by which it is bound and will not violate or conflict with any other restriction to which Buyer is subject, including, to the best of Buyer's knowledge, federal, state, and local laws and regulations.

      6.4   Litigation.

      As of the date hereof, there is no pending suit, claim, action or proceeding to which Buyer is a party which individually or in the aggregate will have a material adverse affect upon the business or condition, financial or otherwise, of Buyer. As of the date hereof, no judgment, order or decree has been entered nor any such liability incurred which has such effect. There is no claim, action or proceeding pending as of the date hereof or threatened as of the date hereof against Buyer of which Buyer has received notice which will prevent or delay the consummation of the transactions contemplated by this Agreement.

      6.5   Finders' and Brokers' Fees.

      Buyer has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

      6.6   Disclosure.

      No representation or warranty made herein by Buyer, and no statement contained in any certificate or other instrument furnished or to be furnished by Buyer to Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact.

                                   ARTICLE VII
                  CONDUCT OF BUSINESS OF ACEC PRIOR TO CLOSING

      7.1   Restrictions on Operations Prior to Closing Date.

      Following its execution hereof and to and including the Closing Date, Seller shall cause ACEC to conduct ACEC's business and operations and maintain all of the Assets according to ACEC's ordinary and usual course of business, except as otherwise contemplated by the provisions of this Agreement. Furthermore, without the prior written consent of Buyer, Seller agrees to cause ACEC not to:

            (i) Make any contract, incur any indebtedness or provide any guarantee, other than in the ordinary course of business or under the 1998 Credit Agreement;

            (ii) Sell, transfer, lease, or assign any Asset, or take or agree to take any action, other than in the ordinary course of business;

            (iii) Increase in any manner the compensation of any of ACEC's employees (except for normal increases in line with past practices, and sale-related performance and Closing bonuses payable by ACEC to those employees who remain in the employ of ACEC through the Closing Date and for which Buyer shall have no liability) or commit (without first making commercially reasonable efforts to avoid commiting) to any employment or collective bargaining agreements;

            (iv) Cancel or fail to renew any of the insurance policies referred to in Schedule 5.24 except in compliance with Section 5.24;

            (v) Fail to use its diligent efforts to keep the business of ACEC intact, to keep in service the present officers and key employees of ACEC consistent with good business practices and to preserve the good will of ACEC's suppliers and customers and others having business relations with it; or

            (vi) Grant subscribers or potential subscribers any discounts or waive any service or installation fees or grant any other promotion in connection with marketing activities, which are not in accordance with any System's past practices in the ordinary course of business.

      7.2   Payment of Obligations.

      Seller shall cause ACEC to pay ACEC's current liabilities consistent with prior business practices as and when they become due, except those being contested in good faith by appropriate proceedings.

      7.3   Inventory.

      Seller shall cause ACEC to continue to maintain ACEC's inventory of equipment, cable and supplies consistent with ACEC's past practice, which has been to maintain a 30-to-90 day inventory supply.

      7.4   Compliance with Franchises.

      Seller shall cause ACEC to continue to comply in all material respects with the provisions of the Franchises.

      7.5   Victorville Rebuild.

      Seller shall cause ACEC to make available to Buyer (or Buyer's designated on-site representative) continuous access to all Victorville Upgrade construction sites and all information regarding the on-going costs and progress of that Upgrade. As Seller's work on the Victorville Upgrade proceeds, Seller shall keep Buyer informed of the progress thereof and shall notify Buyer, at least five business days prior thereto, of that date on which (by Seller's estimate) the Victorville Upgrade Completion Cost will reach and equal Three Million Five Hundred Thousand dollars ($3,500,000). Buyer shall then have the right, at Buyer's option to be exercised within three business days after Buyer's receipt of Seller's foregoing notice, to direct Seller to continue with all, or a designated dollar amount of, the Victorville Upgrade at Buyer's cost and expense (as contemplated by the proviso set forth in the second sentence of Section 3.3(d)).


                                  ARTICLE VIII
                             INVESTIGATION BY BUYER

      8.1 Access to Records.

      Following its execution hereof and to and including the Closing Date, Seller shall give Buyer and its representatives, including, without limitation, advisors, accountants and attorneys designated by Buyer, full access during ordinary business hours, upon reasonable notice, to its premises, assets, properties, books of account, agreements and commitments, provided that Buyer's investigation and use of the same shall not unreasonably interfere with ACEC's normal operations. Seller shall permit Buyer to inspect, review and copy all information with respect to the business and affairs of ACEC to which Buyer may, from time to time, reasonably request access, including, without limitation, any interim financial statements and reports of ACEC and the tax returns and information relating to ACEC. Seller shall cause ACEC's employees to render to Buyer and its representatives reasonable cooperation in connection with their investigation of ACEC's premises, assets, properties, records, books of account, agreements, commitments and other information relating to the CATV Business and the Systems. No such investigation by Buyer or its representatives of the assets and other information relating to ACEC's affairs shall affect the continuing validity or effect of the representations and warranties of Seller contained in this Agreement. In the event that Buyer discovers any fact which would result in a Seller's representation or warranty being inaccurate, or any other breach of this Agreement by Seller, Buyer will give prompt notice of such breach to Seller, specifying the nature of such breach in reasonable detail and Seller shall have the right (but not the obligation) to cure such breach prior to the Closing.

      8.2   Publicity.

      Except as required by applicable law, (i) Seller and Buyer shall consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements concerning this Agreement and the transactions contemplated hereby and (ii) neither Buyer nor Seller shall make any such release or announcement without the prior written consent and approval of the other, which consent and approval shall not be unreasonably withheld.


                                  ARTICLE IX
                              FURTHER COVENANTS

      9.1 Delivery of Documents to Buyer.

      Seller covenants that, to the extent that it has not already done so, Seller will insofar as practicable deliver or otherwise make available (or cause ACEC to deliver or otherwise make available) to Buyer for inspection, at Stamford, Connecticut or San Bernardino, California, the following within thirty
(30) days after the Signature Date, or as specifically delineated below:

            (i) ACEC's most recently prepared managerial reports and subscriber accounting records, which shall include a subscriber accounts receivable aging report summarizing, respectively, subscribers whose accounts are at least one, two, and three or more Monthly Billing Periods overdue, for the last (or then most recently concluded) regular Monthly Billing Period.

            (ii) Copies of the Additional Financial Statements as soon as practicable after completion, but in any case, within forty-five
            (45) days of the end of the period covered by any such Additional Financial Statement, and monthly statements of operating income within 30 days after the end of each month.

            (iii) Copies of such as-built engineering drawings as ACEC has in its possession for the Systems, or, if not available, such design maps and plant drawings and as-built engineering drawings as ACEC has in its possession will be made available to Buyer for inspection and at the Closing will be left on site at a System office for Buyer.

            (iv) Copies of any and all bonds in force with regard to the Systems and ACEC.

            (v) Copies of all written franchises, contracts, agreements and other documents listed in the Schedules, together with a certificate of a duly authorized executive officer, certifying that to the best of such officer's knowledge the copies so delivered are true and complete in all material respects.

            (vi) Copies of any required Registration Statements filed with the FCC pursuant to 47 C.F.R. Section 76.12.

            (vii) The Initial Notice of Identity and Signal Carriage, and all subsequent statements of account filed with the Copyright Office within the past three years and all Notices of Change of Identity or Signal Carriage filed within the past three years shall be made available for inspection by Buyer or its representatives upon reasonable notice.

            (viii)Copies of radio licenses, earth station licenses and CARS licenses.

            (ix) Copies of must carry elections and retransmission consent agreements;

      To the extent that any of the items referred to above are received or filed after a date which is 30 days from the Signature Date, Seller covenants to deliver such items to Buyer as soon as practicable after receipt or filing.

      9.2   Transfer of Franchises and Necessary Contracts Prior to Closing.

      Seller shall cause ACEC to file, within 45 days after the Signature Date, all necessary and appropriate Form 394's and all other submissions to governmental authorities in connection with the transfer of control of the Franchises, and shall also cause ACEC to use its diligent good faith efforts, prior to the Closing Date (including, without limitation, attendance at City Council or similar meetings and hearings before local and county administrative bodies) to obtain at ACEC's expense all requisite consents, approvals and authorizations required to be received by or on the part of ACEC or Buyer for the transfer of control of the Franchises and the Necessary Contracts, provided that neither Seller nor ACEC shall be required to incur any material expense or obligation in connection therewith (other than the commitment to be undertaken by ACEC to upgrade that portion of the Rancho System serving the City of Rancho Cucamonga to 750 MHz, as hereinbefore provided, in the event that ACEC obtains a renewal of its Franchise issued by the City of Rancho Cucamonga). Seller shall cause ACEC to commence its efforts to obtain such Required Consents as soon as practicable after the Signature Date. Buyer agrees to prepare and deliver the requisite Form 394's to ACEC within thirty (30) days after the Signature Date and to cooperate fully with and to assist Seller and ACEC, subject to all the terms and conditions of this Agreement, in obtaining such approvals, including, without limitation, attendance at City Council or similar meetings and hearings before local and county administrative bodies and to promptly return to ACEC any reasonably requested documents required to be executed or delivered by Buyer to the franchisors in the normal course of the transfer proceedings.

      9.3   Further Assurances.

      Each of the parties hereto shall, subject to the fulfillment at or before the Closing Date of each of the conditions to its performance set forth herein or the waiver thereof, perform such further acts and execute such documents as reasonably may be required to effectuate the transactions contemplated hereby. Each of the parties hereto shall use all reasonable efforts to expeditiously fulfill or obtain the fulfillment of the conditions precedent of the other party set forth below, provided that nothing herein shall be deemed to expand any parties' obligations hereunder.

      9.4   Environmental Reports.

      Within sixty (60) days after the Signature Date, Seller shall cause to be prepared and delivered a Phase I environmental report and, if recommended in such report, within forty-five (45) days thereafter, a Phase II environmental report for each parcel of Real Estate that is listed on Schedule 5.16. The cost for the Phase I environmental reports shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. The cost of any Phase II environmental reports shall be borne entirely (100%) by Seller. Seller shall deliver to Buyer a copy of each environmental report within three (3) business days of receipt of such report by Seller. Subject to Section 14(a) hereof, if such environmental reports disclose one or more adverse environmental conditions, Seller shall assume full responsibility for remediation of each such environmental condition and shall bear all expenses incurred in connection therewith.

      9.5   HSR Notification.

      As promptly as practicable after the Signature Date, and in any event within thirty (30) days after the Signature Date, Seller and Buyer shall complete and file, or cause to be completed and filed, any required notification and report required to be filed under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the "HSR Act"). Each of the parties will take or cause to be taken any additional action that may be necessary, proper or advisable, will cooperate to prevent inconsistencies between their respective filings and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act. Buyer and Seller shall use commercially reasonable efforts (including the filing of a request for early termination) to obtain the early termination of the waiting period under the HSR Act. Seller and Buyer shall each bear one-half (50%) of the entire cost of any filing fees in connection therewith.

      9.6   Diligent, Good Faith Efforts.

      Upon the terms and subject to the conditions of this Agreement, Buyer and Seller shall each use its diligent, good faith efforts to fulfill the respective conditions precedent to Closing hereunder that are to be fulfilled by such party and to take, or cause to be taken, and to do all things reasonably necessary, proper or advisable under any applicable law to consummate and make effective in the most expeditious manner practicable, the transactions contemplated hereby.

      9.7   No Solicitation.

      From and after the Signature Date to the earlier of the Closing Date or the termination of this Agreement by either Seller or Buyer, neither Seller nor any of its Affiliates (including ACEC) nor any officer, director, employee, agent (including without limitation, any investment banker, financial advisor, attorney or accountant) or other representative of Seller or any of its Affiliates shall, directly or indirectly for or on behalf of Seller or ACEC, initiate any contact with, or solicit, encourage, negotiate or enter into any agreement with, or enter into or continue any discussions or negotiations with or provide any information to, any Third Party in connection with any possible sale or acquisition of the ACEC Membership Interest, the Assets or any part thereof.

      9.8   Closing Notice.

      Seller shall deliver to Buyer the Closing notice referred to in Section
4.1 promptly upon, and in any event within ten (10) business days after, the satisfaction (or waiver) of all conditions to Buyer's obligation to consummate the Closing.

      9.9   Termination of ACEC's 401(k) Plan.

      Seller shall cause ACEC to terminate ACEC's 401(k) plan prior to the Closing.

      9.10  Transfer Tax Return Filings.

      Each party legally obligated to file any Tax Return (or any exemption, clearance or similar filing or certificate) with respect to any Transfer Taxes required to be paid to any relevant taxing authority (or for which an exemption is being sought) in connection with the transactions contemplated by this Agreement shall timely file such Tax Return (or exemption, clearance or similar filing or certificate) with respect thereto.

      9.11  Revision of ACEC Operating Agreement.

      ACEC shall revise its Operating Agreement within fifteen (15) business days after the date hereof, so as to provide for the continuation of ACEC's valid existence notwithstanding (i) any sale of the ACEC Membership Interest and
(ii) any change in the identity of ACEC's respective member(s).


                                  ARTICLE X
            CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ALL PARTIES

      The obligations of each of the parties to consummate the transaction contemplated hereby are subject to the conditions that:

      10.1  Orders Prohibiting Consummation of Transactions.

      At the Closing Date, there shall exist no applicable law, rule, regulation, order, judgment or injunction the effect of which is to prohibit consummation of the transactions contemplated by this Agreement.

      10.2  HSR Act.

      All necessary pre-merger notification filings required under the HSR Act will have been made with the Federal Trade Commission and the United States Department of Justice and the prescribed waiting periods (and any extensions thereof) will have expired or been terminated.

      10.3  Closing Date Subscriber Total.

      The Closing Date Subscriber Total shall not be less than 66,000; provided, that Buyer shall have the right, at its sole option, unilaterally to effect the joint waiver of the foregoing condition by and on behalf of both Buyer and Seller, provided, further, that in the event of any such joint waiver effected by Buyer, Buyer shall be deemed to have waived any right to any Purchase Price adjustment (whether pursuant to Section 3.3(b) or otherwise) on account of the Closing Date Subscriber Total's being less than 66,000; provided, further, that any such joint waiver effected by Buyer shall not be deemed to waive or limit Buyer's right to a Purchase Price adjustment pursuant to Section 3.3(b) hereof on account of the Closing Date Subscriber Total's being less than 68,200 (any such adjustment in that event to be limited to an aggregate total of 2,200 Basic Subscribers).


                                  ARTICLE XI
                 CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

      All obligations of Buyer under this Agreement are subject to the fulfillment in all material respects (or waiver in whole or in part by Buyer in writing) on or before the Closing Date (or such earlier date as may be specified), of each of the following conditions:

      11.1 Compliance with Agreement.

      Seller shall have performed and complied with its obligations under this Agreement to be performed by it at or prior to Closing.

      11.2  Correctness of Representations and Warranties.

      The representations and warranties of Seller contained in this Agreement, and in the certificates delivered to Buyer pursuant hereto, shall be true in all respects on the date hereof and on the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent that any inaccuracies do not, in the aggregate, constitute a material adverse effect with respect to the Assets, or the Systems, taken as a whole.

      11.3  No Adverse Change in Business or Properties.

      Since September 30, 1998, neither the Business, the Systems nor the Assets have been affected in the aggregate adversely to a material extent or interfered with in any material way, except for matters affecting the CATV industry generally.

      11.4  Termination of Affiliate Agreements.

      ACEC shall have terminated the Affiliate Agreements (including, without limitation, the 1998 Credit Agreement, the Pledge Agreement and the Security Agreement) prior to the Closing, or shall have arranged for the termination thereof subject to and effective upon the consummation of the Closing and the repayment pursuant to Section 3.3(c) of the long-term debt, management fees and other sums referred to in clauses (i) and (ii) of that Section (including, without limitation, all of the debt and accrued interest outstanding under the 1998 Credit Agreement).

      11.5  Instrument of Transfer.

      Seller shall deliver to Buyer the Assignment, duly executed by Seller, in substantially the form of Exhibit 2.2, selling, assigning and transferring to Buyer all right, title and interest in and to the ACEC Membership Interest.

      11.6  Certificate of Officer.

      Seller shall deliver to Buyer a certificate of an authorized executive officer of Seller dated the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 11.1, 11.2 and 11.3 above, together with a certified authorizing resolution and incumbency certificate.

      11.7  Rancho Cucamonga Franchise.

      ACEC shall not have executed, entered into or otherwise accepted any renewal of the Franchise for the City of Rancho Cucamonga without the prior written consent of Buyer, which consent Buyer shall not unreasonably withhold; provided, that it is expressly agreed that ACEC shall not have any obligation under this Agreement to execute, enter into or otherwise accept any renewal of its Franchise with the City of Rancho Cucamonga, except at ACEC's sole discretion (and only then subject to Buyer's foregoing consent), and the execution, entry into or other acceptance of any renewal of the foregoing Franchise, whether by ACEC or the City of Rancho Cucamonga or both of them, shall not be a condition under this Article XI.

      11.8  Pole Attachments.

      ACEC shall have used its reasonable good faith efforts to have obtained and entered into pole attachment agreements, in substantially such form as the respective utility shall have required or provided, for the pole attachments referenced in Section 5.13 hereof.

      11.9  Opinion of Counsel.

      Buyer shall have received from Seller's Senior Vice President and General Counsel, Day L. Patterson, or from Seller's counsel, Baer Marks & Upham LLP, a favorable opinion of Mr. Patterson or such counsel, addressed to Buyer and its lenders dated as of the Closing Date, substantially in the form of Exhibit 11.9.

      11.10 Opinion of FCC Counsel.

      Buyer shall have received from Seller's FCC counsel, Cole Raywid & Braverman, a favorable opinion of such counsel, addressed to Buyer and its lenders dated as of the Closing Date, in the form of Exhibit 11.10.

      11.11 Members' Indemnity.

      Buyer shall have received from Seller an indemnity in substantially the form of Exhibit 11.11, duly executed by each of Seller's members, together with one or more legal opinions of the members' respective legal counsel as to the respective member's due execution and authorization of that indemnity and the enforceability thereof as to such member upon and in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and general principles of equity.

      11.12 Consents.

      All consents or approvals of franchisors, governmental authorities and other Third Parties which are Required Consents in connection with the transfer of the ACEC Membership Interest to Buyer and the other transactions contemplated by this Agreement shall have been obtained in substantially the form set forth in Exhibit 11.12 (subject to the asterisked provisions thereof and footnote therein), or in such other form as the respective Third Party may reasonably request (but without any terms or provisions materially adverse to Buyer, other than those terms and provisions set forth in Exhibit 11.12), and Seller shall have delivered to Buyer copies of all such Required Consents (and any other consents and approvals) so obtained. Without Buyer's approval, the Required Consents (and any other consents and approvals) shall not contain any materially adverse changes to the underlying documents to which they apply.

      11.13 Resignations of ACEC Officers

      Buyer shall have received from Seller the resignations of each officer of ACEC, effective the Closing Date.


                                 ARTICLE XII
                 CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

      All obligations of Seller under this Agreement are subject to fulfillment in all material respects (or waiver in whole or in part by Seller in writing) on or before the Closing Date (or such earlier date as may be specified) of each of the following conditions:

      12.1 Correctness of Representations and Warranties.

      The representations and warranties of Buyer contained in this Agreement, and in the certificates delivered to Seller pursuant hereto, shall be true in all respects on the date hereof and on the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent that any inaccuracies do not, in the aggregate, constitute a material adverse effect with respect to the transactions contemplated hereby or Buyer's ability to consummate same.

      12.2  Compliance with Agreement.

      Buyer shall have performed and complied with its obligations under this Agreement to be performed by it at or prior to Closing.

      12.3  Certificate of Officer.

      Buyer shall have delivered to Seller a certificate signed by an executive officer of Buyer, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 12.1 and 12.2 above, together with a certified authorizing board resolution and incumbency certificate.

      12.4  Opinion of Counsel.

      Seller shall have received from Buyer's counsel, Paul, Hastings, Janofsky & Walker LLP, a favorable opinion of such counsel, addressed to Seller dated as of the Closing Date, substantially in the form of Exhibit 12.5.


                                  ARTICLE XIII
                      EXPENSES OF NEGOTIATION AND TRANSFER

      13.1 Expenses.

      Except as otherwise provided in this Agreement, each party shall pay its own expenses, taxes and other costs incident to or resulting from this Agreement whether or not the transactions contemplated hereby are consummated. Costs of Seller include, but are not limited to, all filing and application fees paid to governmental and regulatory authorities in connection with the transactions contemplated by this Agreement (with the exception of the HSR filing fees referred to in Section 9.6 hereof, which fees shall be paid one-half by by Seller and one-half by Buyer at the time of filing), and documentary taxes. Buyer's costs include, but are not limited to, fees for the filing or recording of instruments of transfer. In accordance with Section 3.3(g), the Purchase Price shall be decreased by one-half of (and Buyer and Seller shall thereby divide equally between them) the aggregate amount of all Transfer Taxes.

                                   ARTICLE XIV
                 RIGHTS TO TERMINATE; BREACH; LIQUIDATED DAMAGES

      14.   Termination.

      (a) This Agreement may be terminated prior to the Closing:

            (i) at any time by mutual consent of Seller and Buyer;

            (ii) by either Seller or Buyer if there shall be in effect a final, nonappealable order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby;

            (iii) by Seller (provided that Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event that Buyer shall be in material breach or default under this Agreement or the Deposit Escrow Agreement, and shall have failed to cure such breach or default within thirty (30) days after receiving written notice thereof from Seller; provided, that if Buyer shall fail to make the Deposit pursuant to Section 3.2(a) hereof, then Seller shall have the right to terminate this Agreement upon written notice to Buyer, effective immediately;

            (iv) by Seller, if all the conditions set forth in Section 12 have not been satisfied (or waived by Seller) by the Outside Date other than due, in whole or in part, to a breach or default by Seller; and

            (v) by Seller, if any Phase I environmental report or Phase II environmental report for any Phase I property obtained pursuant to
            Section 9.5 discloses one or more adverse environmental conditions and Seller concludes, in its reasonable judgment, that the cost of remediation of such condition(s) will exceed One Million dollars ($1,000,000); provided that termination pursuant to this Section 14(a)(v) shall not be effective, and shall be void ab initio, in the event that within ten (10) business days after receipt of Seller's notice of termination Buyer delivers notice to Seller that Buyer will bear all costs in connection with such remediation in excess of One Million dollars ($1,000,000).

            (vi) by Buyer (provided that Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event that Seller shall be in material breach or default under this Agreement or the Deposit Escrow Agreement, and shall have failed to cure such breach or default within thirty (30) days after receiving written notice thereof from Buyer; and

            (vii) by Buyer, if all the conditions set forth in Section 11 have not been satisfied (or waived by Buyer) by the Outside Date other than due, in whole or in part, to a breach or default by Buyer.

      (b) In the event either party shall terminate this Agreement pursuant to
Section 14(a), the terminating party shall give prompt written notice thereof to the other party hereto and this Agreement shall thereupon terminate, without further action by either of the parties hereto. If the Agreement is terminated as provided herein: (i) except as otherwise provided herein, the termination of this Agreement shall not relieve any party of any liability for breach of this Agreement prior to the date of termination; and (ii) all filings, applications and other submissions relating to the transfer of the Assets made pursuant to this Agreement shall, to the extent practicable, be withdrawn from the agency or other person to which made. In the event of a termination of this Agreement by Buyer or Seller, the provisions of this Section 14(b) shall survive any such termination.

      (c) Nothing in this Article XIV is intended or shall be construed to limit any right either party may have under any other provision of this Agreement with respect to the remedy of specific performance.


                                   ARTICLE XV
                                 INDEMNIFICATION

      15.1  Indemnification by Seller.

      (a) Seller shall indemnify Buyer against and hold it harmless from any and all Indemnifiable Damages which Buyer may suffer or incur by reason of (i) Seller's breach of any of Seller's representations and warranties contained in this Agreement or any document, certificate or agreement delivered pursuant hereto, (ii) Seller's breach of any of Seller's covenants or agreements contained in this Agreement or any document, certificate or agreement delivered pursuant hereto, or (iii) any liabilities for obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, of Seller (or of ACEC, other than those ACEC liabilities for which Buyer receives a purchase price adjustment pursuant to Section 3.3 hereof) or arising out of any acts occurring (or the operation of the Business) prior to the Closing. Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, Buyer shall have the right to be put in the same financial position as it would have been in had Seller not breached the respective representation, warranty, covenant or agreement. However, notwithstanding anything contained in this Agreement to the contrary, if Buyer makes any claim for damages, Buyer will use reasonable efforts to mitigate the amount and nature thereof in accordance with customary industry procedures and all reasonable costs and expenses that Buyer incurs in mitigating those damages shall be considered Indemnifiable Damages.

      (b) Seller's obligation to indemnify Buyer pursuant to Section 15.1(a) shall be subject to and limited by each of the following qualifications:

      (i) Each of the Title Interest Representations made by Seller in this Agreement or pursuant hereto shall survive the Closing hereunder for the respective statute of limitations governing the survival thereof, unless (and then only to the extent) a claim shall have been commenced by Buyer's providing Seller (and the Escrow Agent, if there shall then be an Escrow Agent) with written notice thereof prior to the expiration of that statute of limitations. In any notice delivered by Buyer pursuant to the preceding sentence, Buyer shall identify the claim, set forth the basis thereof and its good faith estimate of the amount of damages thereof, and in that event the applicable Title Interest Representations shall survive solely with respect to such claim until such claim has been resolved, and thereafter shall be extinguished as to such claim. No legal action or proceeding for the enforcement of any Title Interest Representation may be commenced after the expiration of the respective statute of limitations governing the survival of that representation or warranty.

      (ii) Each of the other representations and warranties made by Seller in this Agreement or pursuant hereto (i.e., other than any Title Interest Representation) shall survive the Closing hereunder for a period of fifteen (15) months from and after the Closing Date, unless (and then only to the extent) a claim shall have been commenced by Buyer's providing Seller and the Escrow Agent with written notice thereof within fifteen (15) months after the Closing Date. In any notice delivered by Buyer pursuant to the preceding sentence, Buyer shall identify the claim, set forth the basis thereof and its good faith estimate of the amount of damages thereof, and in that event the applicable representations and warranties shall survive solely with respect to such claim until such claim has been resolved, and thereafter shall be extinguished as to such claim. No legal action or proceeding for the enforcement of any foregoing claim may be commenced more than fifteen (15) months following the Closing Date.

      (iii) Seller shall have no liability to Buyer for or on account of any of the Indemnifiable Damages provided in Section 15.1(a)(i) (except with respect to any broker's fee payable by ACEC or Seller pursuant to Section 5.22) unless and until such damages in the aggregate (exclusive of and without reference to any and all damages attributable to any breach of any representation or warranty attributable to Seller's breach of any covenant, provided that the breach of such covenant is indemnifiable by Seller under Section 15.1(a)(ii)) exceed Five Hundred Thousand dollars ($500,000) (the "Basket"), in which case such damages shall include the entire amount of the Indemnifiable Damages, including those not in excess of the Basket.

      (iv) The total aggregate liability of Seller, whether pursuant to its indemnity obligation under this Section 15.1 or otherwise under this Agreement, shall be limited in all respects to, and shall be payable solely from, the Indemnity Fund; provided, that (a) the total aggregate liability of Seller as to any and all breaches of any and all of Seller's representations or warranties (other than any Title Asset Representation or any Title Interest Representation) shall be limited in all respects to Seven Million Two Hundred Thousand dollars ($7,200,000) of the Indemnity Fund and (b) the total liability of Seller as to any breach of any Title Interest Representation shall not be limited to or by the Indemnity Fund but shall instead be limited solely to the amount of the Purchase Price. Upon the occurrence of an event to which Seller's indemnity obligations under this Section 15.1 applies, Buyer's sole and exclusive remedy shall be recourse to the Indemnity Fund (except as hereinabove expressly provided otherwise with respect to any Title Interest Representation).

      (v) In the event that Buyer shall submit any claim for indemnification by Seller under this Agreement, the basis for which claim could or might reasonably support any claim by ACEC against any one or more of Booth Communications Of Southern California Assets, Inc., Booth Communications Of Southern California, Inc., Booth American Company, DCA Cablevision and The Marks Partners, L.P. (whether in any such Person's capacity as seller, guarantor or otherwise), Buyer shall diligently pursue such claim and shall credit any recovery thereon to and against Buyer's foregoing claim for indemnification against Seller, and Seller shall cooperate fully with Buyer's prosecution of any such claim.

      15.2  Indemnification by Buyer.

      (a) Buyer shall indemnify Seller against and hold it harmless from any and all Indemnifiable Damages which Seller may suffer or incur by reason of (i) Buyer's breach of any of Buyer's representations and warranties contained in this Agreement or any document, certificate or agreement delivered pursuant hereto, (ii) Buyer's breach of any of Buyer's covenants or agreements contained in this Agreement or any document, certificate or agreement delivered pursuant hereto, or (iii) any liabilities for obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, assumed by Buyer pursuant to this Agreement or any document, certificate or agreement delivered pursuant hereto or arising out of any acts occurring (or the operation of the Business) after the Closing. Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, Seller shall have the right to be put in the same financial position as it would have been in had Buyer not breached the respective representation, warranty, covenant or agreement. However, notwithstanding anything contained in this Agreement to the contrary, if Seller makes any claim for damages, Seller will use reasonable efforts to mitigate the amount and nature thereof in accordance with customary industry procedures and all reasonable costs and expenses that Seller incurs in mitigating those damages shall be considered Indemnifiable Damages.

      (b) Buyer's obligation to indemnify Seller pursuant to Section 15.2(a) shall be subject to and limited by each of the following qualifications:

      (i) Each of the representations and warranties made by Buyer in this Agreement or pursuant hereto shall survive the Closing hereunder for a period of fifteen (15) months from and after the Closing Date, unless (and then only to the extent) a claim shall have been commenced by Seller's providing Buyer and the Escrow Agent with written notice thereof within fifteen (15) months after the Closing Date. In any notice delivered by Seller pursuant to the preceding sentence, Seller shall set forth the basis of its claim for damages and its good faith estimate of the amount thereof, in which case the applicable representations and warranties shall survive with respect to such claim until such claim has been resolved, and thereafter all such representations and warranties shall be extinguished, and no action for the enforcement of the foregoing obligation may be commenced with respect to any claim made more than fifteen (15) months following the Closing Date.

      (ii) Buyer shall have no liability to Seller for or on account of any of the Indemnifiable Damages provided in Section 15.2(a)(i) unless and until such damages in the aggregate (exclusive of and without reference to any and all damages attributable to any breach of any representation or warranty attributable to Buyer's breach of any covenant, provided that the breach of such covenant is indemnifiable by Buyer under Section 15.2(a)(ii)) exceed the Basket (i.e., $500,000), in which case such damages shall include the entire amount of the Indemnifiable Damages, including those not in excess of the Basket.

      (iii) The total aggregate post-Closing liability of Buyer, whether pursuant to its indemnity obligation under this Section 15.1 or otherwise under this Agreement, shall be limited in all respects to Seven Million Two Hundred Thousand dollars ($7,200,000).

      15.3  Notice and Right to Defend Third Party Claims.

      Promptly, upon receipt of notice of any claim, demand or assessment made by any Third Party or the commencement of any suit, action or proceeding brought by any Third Party in respect of which indemnity may be sought on account of any provision of Article XV hereof, the party seeking indemnification (the "Indemnitee") will give written notice thereof to the party from whom indemnification is sought (the "Indemnitor") promptly and in any event within sufficient time to enable the Indemnitor to respond to such claim or answer or otherwise plead in such action. The failure or omission of such Indemnitee to notify promptly the Indemnitor of any such Third Party claim or action shall not relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith, on account of any indemnity agreement contained in
Article XV hereof, except to the extent that the Indemnitor shall have been materially prejudiced thereby. In case any Third Party claim, demand or assessment shall be asserted or Third Party suit, action or proceeding commenced against an Indemnitee, and such Indemnitee shall notify the Indemnitor of the commencement thereof, the Indemnitor shall be entitled to participate therein, and, to the extent that it may wish, to assume the defense, conduct or settlement thereof, with counsel reasonably satisfactory to the Indemnitee by providing the Indemnitee with written notice within 10 days after receipt of the Indemnitee's notice of the claim, demand or assessment. After notice from the Indemnitor to the Indemnitee of its election so to assume the defense, conduct or settlement thereof within such 10-day period, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense, conduct or settlement thereof. The Indemnitee will cooperate with the Indemnitor in connection with any such claim, and make personnel, books and records relevant to the claim available to the Indemnitor. In the event that the Indemnitor does not assume the defense, conduct or settlement of any Third Party claim, demand, or assessment within the foregoing 10- day period, the Indemnitee will not settle such claim, demand, or assessment without the consent of the Indemnitor, which shall not be unreasonably withheld. A claim shall be deemed conceded, unless the Indemnitor shall contest it by giving written notice thereof to the Indemnitee within thirty (30) days after such claim is made.

      15.4 Characterization of Indemnity Payments. Any indemnification payment made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

                                   ARTICLE XVI
                                CASUALTY OR LOSS

      16.1 Repairs or Replacement of Assets.

      In the event that any of the Assets is damaged or destroyed between the date hereof and the Closing Date (an "Event of Loss"), then Seller shall cause ACEC to use such commercially reasonable efforts as would customarily be applied in the ordinary course of business to repair or replace the respective damaged or destroyed Asset(s) with comparable property of like value and quality before the Closing Date. In the event that any such damaged or destroyed Asset(s) cannot reasonably be repaired or replaced prior to the Closing Date, the Purchase Price shall be decreased by the replacement cost of any such damaged or destroyed Asset(s) and all insurance proceeds and claims to insurance proceeds or other rights of ACEC against any Third Parties arising from such Event of Loss shall (to the extent assignable under applicable state law and the applicable insurance policy) be separately assigned to Seller by ACEC. If the Event of Loss shall have had a material adverse effect on the Systems and the repair or replacement thereof cannot be accomplished by the Closing Date, the Closing shall be postponed for a period of up to 60 days to the extent reasonably necessary to permit Seller to accomplish that repair or replacement; if, however, the Event of Loss shall have had a material adverse effect on the Systems and the repair or replacement thereof cannot be accomplished prior to the expiration of the foregoing 60-day extension period, Seller shall give Buyer written notice thereof and Buyer may thereupon elect, by written notice to Seller within thirty (30) days after Buyer's receipt of Seller's foregoing notice, as follows:

      (i) to postpone the Closing, but not more than 90 days beyond the date for Closing originally scheduled pursuant to Section 4.1, until such date as the damaged or destroyed Asset(s) can be repaired or replaced in all material respects as aforesaid;

      (ii) to close the sale transaction on the scheduled date of the Closing and accept the Assets as is (in which event no decrease shall be made to the Purchase Price in respect of such casualty or loss except to the extent of the amount of any deductibles under ACEC's insurance policies); or

      (iii) to terminate this Agreement without liability on the part of either Buyer or Seller.

      16.2  Risk of Loss.

      The risk of any loss, damage or destruction with respect to any of the Assets (whether from fire, casualty or other cause) shall be borne by and remain with Seller until the Closing.


                                  ARTICLE XVII
                                  MISCELLANEOUS

      17.1 Assignment.

      Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto, except that: (i) Buyer may, upon at least ten (10) days prior written notice to Seller, assign all of its rights hereunder to an Affiliate; provided, that such assignment will not delay, impede or otherwise interfere with Seller's efforts to obtain any Required Consent; and provided, further, that notwithstanding any such assignment, Buyer shall (with such Affiliate) be and remain liable to Seller for the performance and fulfillment of all of Buyer's covenants, duties and obligations hereunder; and (ii) Buyer may assign all of its rights, duties, covenants and obligations hereunder to any successor or assign at any time after the Closing, upon ten (10) days prior written notice to Seller.

      17.2  Successors.

      This Agreement shall be binding upon and inure to the benefit of Buyer and Seller and their respective successors or assigns, subject in all respects to
Section 17.1.

      17.3  Entire Agreement.

      This Agreement, including the Schedules and Exhibits hereto, constitutes the entire agreement of the parties, and supercedes all prior documents, agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by or on behalf of either party hereto or any officer, employee, representative or agent of either party hereto.

      17.4  Third Parties.

      Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or other entity, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

      17.5  Amendments in Writing.

      The terms of this Agreement may not be amended, modified or waived except by written agreement executed by Buyer and Seller.

      17.6  Arbitration.

      None of the terms or provisions of this Agreement shall be subject to arbitration, except as otherwise expressly provided in Schedule 1.87 with respect to the Victorville Upgrade and the Victorville Upgrade Completion Cost.

      17.7  Governing Law; Enforcement.

      This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to such State's laws governing conflicts of laws, and the parties covenant and agree to bring any action or proceeding arising out of or in connection with this Agreement or any agreement or instrument executed with respect hereto in the Federal or State courts in New York County, New York State and consent to the jurisdiction of any such court, except as otherwise expressly provided in the Closing Escrow Agreement or
Schedule 1.87 hereto. The parties further agree that any service of process with respect to any such action or proceeding served in accordance with Section 17.9 shall for all purposes be deemed valid service.

      17.8  Interpretation.

      The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement. Each of Seller and Buyer acknowledges that it has actively participated in the preparation, drafting and review of this Agreement, and each party hereby waives any claim that this Agreement or any provision hereof (or any Exhibit or Schedule hereto) is to be construed against the other party hereto as the draftsperson thereof.

      17.9  Notices.

      All notices hereunder shall be in writing, and shall (i) be transmitted (or be attempted to be transmitted) by facsimile to the respective facsimile numbers set forth below (or such other facsimile number as either party may designate to the other by written notice in accordance herewith) and, in addition to any such facsimile transmittal, (ii) be delivered (and shall be deemed to have been delivered on the date of the first attempted delivery) by a reputable overnight delivery service, to the respective party at its address set forth below or such other address as either party may designate to the other by written notice in accordance herewith:

      If to Seller:

            American Cable Entertainment
            Attention:  Bruce A. Armstrong,
                        President and CEO
            Four Landmark Square, Suite 302
            Stamford, CT  06901
            Facsimile Number: (203) 325-3110

            with a complete copy under separate cover (which copy by itself shall not constitute notice) to:

            American Cable Entertainment
            Attention:  Day L. Patterson,

                        SVP and General Counsel
            Four Landmark Square, Suite 302
            Stamford, Connecticut  06901
            Facsimile Number: (203) 325-3110

            If to Buyer:

            Charter Communications, Inc.
            Attention:  Jerald L. Kent,
                        President and CEO
            12444 Powerscourt Drive, Suite 100
            St. Louis, MO  63131
            Facsimile Number:  (314) 965-8793

            with a complete copy under separate cover (which copy by itself shall not constitute notice) to:

            Charter Communications, Inc.
            Attention:   Curtis S. Shaw,
                         SVP and General Counsel
            12444 Powerscourt Drive, Suite 100
            St. Louis, MO  63131
            Facsimile Number:  (314) 965-8793

      17.10 Severability.

      Any provision hereof which is prohibited or unenforceable shall be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

      17.11 Counterparts.

      This Agreement may be executed in one or more counterparts, each of which executed counterparts shall be deemed to constitute an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereunto have duly executed this Agreement.


                  SELLER:

                  ACEC HOLDING COMPANY, LLC

                  By:      /s/ Bruce A. Armstrong
                        ------------------------------------------
                        Bruce A. Armstrong,
                        President and CEO

                  Signature Date:  January 15, 1999





                  BUYER:

                  CHARTER COMMUNICATIONS, INC.


                  By:       /s/ Curtis S. Shaw
                        ------------------------------------------
                        Curtis S. Shaw,
                        SVP and General Counsel

                  Signature Date:  January 15, 1999